SCHEDULE 14A

(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

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TIMCO Aviation Services, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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TIMCO Aviation Services, Inc.
623 Radar Road
Greensboro, North Carolina 27410
(336) 668-4410

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

     NOTICE IS HEREBY GIVEN that the 2005 Annual Meeting of Stockholders (“Annual Meeting”) of TIMCO Aviation Services, Inc., a Delaware corporation, will be held on Friday, August 26, 2005, at 10:00 a.m., local time, at __________________, New York City, New York, for the following purposes, all of which are set forth more completely in the accompanying proxy statement:

(1)	To consider and vote upon a proposed amendment to our certificate of incorporation to declassify our Board of Directors so that all directors are elected annually;

(2)	To elect seven directors to serve a term of one year or until their successors are elected and qualified, or until their earlier death, resignation or removal, unless proposal (1) is not approved, in which case, to elect three directors to serve until the 2007 annual meeting of stockholders and two directors to serve until the 2008 annual meeting of stockholders (with two directors whose term expires at the 2006 annual meeting of stockholders continuing), and, in each case, to serve until their respective successors are elected and qualified or until their earlier death, resignation or removal;

(3)	To consider and vote upon an amendment to our certificate of incorporation to reduce our authorized common stock, $.001 par value, from 500,000,000 shares to 100,000,000 shares;

(4)	To consider and vote upon an amendment to our certificate of incorporation to effect a reverse split of our outstanding common stock on a one-new-share-for-40-old-shares basis, with our authorized common shares remaining at 100,000,000 shares;

(5)	To consider and vote upon: (a) a proposed rights offering of shares of our post-reverse split common stock to our existing stockholders, and (b) to allow our principal stockholder to use amounts due to him from us under a promissory note to pay for certain of the shares that he will purchase in the rights offering;

(6)	To consider and vote upon a proposal to amend our 2003 Stock Incentive Plan to increase the number of shares of common stock reserved for issuance under the plan to 2,500,000 post-reverse split shares;

(7)	To ratify the selection of Grant Thornton LLP as our registered independent accounting firm for the year ended December 31, 2005; and

(8)	To transact such other business as may properly come before the meeting.

     Pursuant to our bylaws, our board of directors has fixed the close of business on July 6, 2005 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting.

i

     Approvals of each of proposals 3, 4 and 5 are conditioned on the approval of all such proposals. Therefore, proposals 3, 4 and 5 should be considered together. If any of proposals 3, 4 and 5 are not approved, none of them will be approved, even if any such proposal receives the requisite stockholder approval.

     Lacy J. Harber, who holds 56.9% of our currently outstanding common stock, has advised us of his intent to vote in favor of each of the proposals being presented for consideration at the Annual Meeting.

     A FORM OF PROXY IS ENCLOSED. IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE ANNUAL MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH DOES NOT REQUIRE POSTAGE IF MAILED IN THE UNITED STATES.

BY ORDER OF THE BOARD OF DIRECTORS

Roy T. Rimmer, Jr., Chairman of the Board

Greensboro, North Carolina
July ___, 2005

ii

TABLE OF CONTENTS

Notice of Annual Meeting of Stockholders	i

Our Board of Directors	3

Our Management	9

Security Ownership Of Certain Beneficial Owners And Management	18

Certain Relationships And Related Transactions	20

Recently Completed Tender Offer	22

Proposal One: Approval Of An Amendment To Our Certificate Of Incorporation To Declassify The Board Of Directors	24

Proposal Two: Election Of Directors	25

Proposal Three: Approval Of An Amendment To Our Certificate Of Incorporation To Reduce Our Authorized Common Stock From 500,000,000 Shares To 100,000,000 Shares	27

Proposal Four: To Approve An Amendment To Our Certificate Of Incorporation To Effect A Reverse Stock Split Of Our Issued And Outstanding Common Stock On A One-New-Share-For-40-Old-Shares Basis	28

Proposal Five: To Approve A Proposed Rights Offering To Our Existing Stockholders And The Use By Our Principal Stockholder Of Amounts Due To Him From Us Under A Promissory Note As Payment For A Portion of the Shares That He Will Purchase In The Rights Offering	31

Proposal Six: Approval Of An Amendment To The 2003 Stock Incentive Plan	39

Proposal Seven: To Ratify The Appointment Of Grant Thornton LLP As Our Independent Auditors For The 2005 Fiscal Year	46

Other Matters	47

Contacting the Board of Directors	47

Stock Proposals	47

Additional Information	48

Proposed Amendments to Our Certificate of Incorporation	A-1

Houlihan Lokey Fairness Opinion	B-1

Proposed Amendment to 2003 Stock Incentive Plan	C-1

iii

TIMCO Aviation Services, Inc.
623 Radar Road
Greensboro, North Carolina 27410
(336) 668-4410

PROXY STATEMENT

     The enclosed proxy is solicited by the board of directors (the “Board”) of TIMCO Aviation Services, Inc., a Delaware corporation, for use at the 2005 Annual Meeting of Stockholders (“Annual Meeting”) to be held on Friday, August 26, 2005 at 10 a.m., local time, at ____________________, New York City, New York. The approximate date on which this statement and the enclosed proxy will be sent to stockholders will be July ___, 2005. The form of proxy provides a space for you to withhold your vote for any proposal. You are urged to indicate your vote on each matter in the space provided. If signed but no space is marked, it will be voted by the persons therein named at the meeting: (i) to approve a proposed amendment to our certificate of incorporation to declassify our Board of Directors so that all directors are elected annually; (ii) for the election of seven persons to our Board of Directors to serve until the 2006 annual meeting of stockholders or until their successors are elected and qualified, or until their earlier death, resignation or removal, unless proposal (1) is not adopted, in which case to elect three directors to serve until the 2007 annual meeting of stockholders and two directors to serve until the 2008 annual meeting of stockholders, in each such case to serve until their respective successors are elected and qualified or until their earlier death, resignation or removal; (iii) to approve an amendment to our certificate of incorporation to reduce our authorized common stock, $.001 par value, from 500,000,000 shares to 100,000,000 shares; (iv) to approve an amendment to our certificate of incorporation to effect a reverse split of our outstanding common stock on a one-new-share-for-40-old-shares basis, with our authorized common stock remaining at 100,000,000 shares; (v) to approve a proposed rights offering of shares of our post-reverse split common stock to our existing stockholders and the use by our principal stockholder of amounts due to him from us under a promissory note as payment for a portion of the shares that he will purchase in the rights offering, all as more particularly set forth in this Proxy Statement; (iv) to approve an amendment to our 2003 Stock Incentive Plan to increase the number of authorized shares reserved for issuance under the plan to 2,500,000 post-reverse split shares; (vii) to ratify the selection of Grant Thornton LLP as our registered independent accounting firm for the 2005 fiscal year; and (viii) in their discretion, upon such other business as may properly come before the meeting.

     Approvals of each of proposals 3, 4 and 5 are conditioned on the approval of all such proposals. Therefore, proposals 3, 4 and 5 should be considered together. If any of proposals 3, 4 and 5 are not approved, none of them will be approved, even if any such proposal receives the requisite stockholder approval.

     Representatives of our independent auditors are not expected to attend the Annual Meeting.

     We will bear the cost of the Board’s proxy solicitation. In addition to solicitation by mail, our directors, officers and employees may solicit proxies personally and by telephone and e-mail, all without extra compensation.

     At the close of business on July 6, 2005 (the “Record Date”), we had outstanding 256,559,172 shares of our common stock, $.001 par value per share. Each share of our common stock entitles the holder thereof on the Record Date to one vote on each matter submitted to a vote of stockholders at the Annual Meeting. Only stockholders of record at the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting. The quorum necessary to conduct business at the Annual Meeting consists of a majority of the outstanding shares of our common stock. In the event that there are not sufficient votes for approval of any of the matters to be voted upon at the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies.

     Lacy Harber, who holds 56.9% of our outstanding common stock, has advised us that he intends to vote in favor of all of the proposals to be considered at the 2005 Annual Meeting.

     Shares represented by proxies that are marked “abstain” or which are marked to deny discretionary authority will only be counted for determining the presence of a quorum. Votes withheld in connection with the election of one or more of the nominees for director will not be counted as votes cast for such individuals. In addition, where brokers are prohibited from exercising discretionary authority for beneficial owners who have not provided voting instructions (commonly referred to as “broker non-votes”), those shares will not be included in the vote totals.

     A list of the stockholders entitled to vote at the Annual Meeting will be available at our principal executive office located at 623 Radar Road, Greensboro, North Carolina 27410 for a period of ten (10) days prior to the Annual Meeting for examination by any stockholder. The list will also be available for inspection at the Annual Meeting by any stockholder who is present.

     Whether or not you plan to attend the Annual Meeting, please fill in, sign and return your proxy card to the transfer agent in the enclosed envelope, which requires no postage if mailed in the United States.

     A STOCKHOLDER WHO SUBMITS A PROXY ON THE ACCOMPANYING FORM HAS THE POWER TO REVOKE IT AT ANY TIME PRIOR TO ITS USE BY DELIVERING A LATER-DATED WRITTEN NOTICE TO THE CORPORATE SECRETARY OF THE COMPANY, BY EXECUTING A LATER-DATED PROXY OR BY ATTENDING THE ANNUAL MEETING AND VOTING IN PERSON. UNLESS AUTHORITY IS WITHHELD, PROXIES THAT ARE PROPERLY EXECUTED WILL BE VOTED FOR THE PURPOSES SET FORTH THEREON.

OUR BOARD OF DIRECTORS

Board of Directors

     Our certificate of incorporation and bylaws presently provide for a board of directors divided into three classes, as equal in size as possible, with staggered terms of three years. Our board of directors has proposed an amendment to our certificate of incorporation to declassify our board of directors so that all directors are elected annually. See “Proposal One” below. At the date of this proxy statement, the current members of the board of directors, their positions with us and the expiration of their terms as directors were as follows:

			Term
Name	Age	Positions	Expires
Roy T. Rimmer, Jr.	64	Chairman of the Board and Chief Executive Officer	2006
Steven L. Gerard	60	Director	2005
Jack J. Hersch	46	Director	2006
Philip B. Schwartz	51	Director and Corporate Secretary	2005
James H. Tate	57	Director	2005
Leonard Singer	58	Director	2005
Clyde Kizer	65	Director	2005

Business Experience of the Board

     Roy T. Rimmer, Jr. has been our Chairman and Chief Executive Officer since June 2001 and has been a director since June 2000. Prior to becoming our Chairman and Chief Executive Officer, for more than the last five years Mr. Rimmer was a private investor and the operator of a private company in the business of transporting crude oil and natural gas. Mr. Rimmer serves on the board as a representative of Lacy J. Harber, our principal stockholder.

     Steven L. Gerard has been the Chairman and Chief Executive Officer of Century Business Services, Inc. (CBIZ), a diversified services company providing professional outsourced business services, since October 2002. Prior thereto, from October 2000, Mr. Gerard was CEO and a director of CBIZ. Before joining CBIZ, from 1997 to October 2000 Mr. Gerard was Chairman and Chief Executive Officer of Great Point Capital, Inc., a provider of operational and advisory services and from 1991 to 1997 Mr. Gerard was Chairman and Chief Executive Officer of Triangle Wire and Cable, Inc., and its successor, Ocean View Capital, Inc., a manufacturer of insulated wire and cable. Mr. Gerard’s prior experience includes 16 years in various senior corporate finance and banking positions with Citibank, N.A. and seven years with the American Stock Exchange. Mr. Gerard has been a director since September 2000 and also serves on the boards of directors of Fairchild Corporation, Lennar Corporation and Joy Global, Inc. CBIZ provides business services to us.

     Jack J. Hersch is currently associated with Canyon Capital Advisors, a hedge fund. He has been associated with Canyon since July 2003. Prior to that, he was a partner at Cypress Management, LP, a hedge fund. Prior to joining Cypress, from 1996 to 2000 Mr. Hersch was a partner of Scoggin Capital Management, LP, and from 1994 to 1996 Mr. Hersch was a Senior

Vice President of Donaldson, Lufkin & Jenrette. Over the last few years, Mr. Hersch has been actively involved in investing in the securities of several aviation and aviation services businesses, including TIMCO Aviation Services. Mr. Hersch joined our board on February 28, 2002 and serves on our board as a representative of the holders of our 8% senior subordinated PIK notes due 2006.

     Philip B. Schwartz is an attorney with the law firm of Akerman Senterfitt. Mr. Schwartz is a member of The Florida Bar and the American Bar Association and is a former Chair of the Business Law Section of The Florida Bar. Akerman Senterfitt provides legal services for TIMCO Aviation Services. Mr. Schwartz has been a director since June 1998 and Corporate Secretary since March 1999.

     James H. Tate is a Financial Project Leader for Thermadyne Holdings Corporation, a global manufacturer of cutting and welding products headquartered in St. Louis, Missouri. Prior thereto, between 1993 and December 2004, Mr. Tate was the Chief Financial Officer of Thermadyne. Prior to joining Thermadyne in 1993, Mr. Tate was with Ernst & Young for 18 years, most recently as an audit partner in their Dallas office. Mr. Tate also serves on the board of directors of Joy Global, Inc.

     Clyde Kizer is retired following numerous years of service in the aviation industry. Most Recently, Mr. Kizer was President of Airbus Service Company (later Airbus North America-Customer Services), and served in this position for over 12 years before retiring in April 2004. Prior to joining Airbus, Mr. Kizer was Senior Vice-President for Midway Airlines and before joining Midway Airlines, Mr. Kizer was Vice President, Engineering and Maintenance at the Air Transport Association (ATA). From 1974 to 1998 Mr. Kizer held various management positions with United Airlines, most recently as Vice President Engineering. Prior to joining United Airlines, Mr. Kizer spent more than 10 years as a Naval Aviator.

     Leonard Singer established Choir Capital Ltd. in April 1996. Choir Capital focuses on arranging and advising clients on corporate and asset-based finance transactions including aviation-related transactions. From 1993-1996, Mr. Singer, as a managing director of Citigroup, headed Citigroup’s Global Aviation Division. Prior to managing Citigroup’s aviation business, from 1986 to 1993 Mr. Singer worked for Citigroup as a Managing Director of Citigroup’s corporate customer group in Japan and for its Corporate Finance and Capital Markets operations in Tokyo. Prior to his Tokyo assignment, from 1979 to 1985 Mr. Singer was a Region Head for Citigroup’s Highly Leveraged Transactions Finance business.

Meetings of the Board

     During 2004, our Board held a total of five meetings and acted five times by written consent in lieu of a meeting. Each of the directors attended all of the meetings of the board and the committees of the Board on which they serve during the periods that such directors were on the Board.

Committees of the Board of Directors

     Our Board has the responsibility for establishing broad corporate policies and for our overall performance. Standing committees of the board are the audit committee, the compensation committee and the corporate governance and nominating committee.

     Audit Committee. The audit committee consists of Messrs. Tate (Chair), Singer, and Hersch, each of whom is an “independent director” as defined under the rules of the NASDAQ Stock Market. Mr. Tate qualifies as the “financial expert” on the audit committee. The audit committee has been assigned the principal function of establishing our audit policies, selecting our independent auditors and overseeing the engagement of our independent auditors. The audit committee held five meetings during 2004. The audit committee operates under a written charter, a copy of which is available on our website.

     Compensation Committee. The compensation committee presently consists of Messrs. Schwartz (Chair), Kizer and Gerard, each of whom is an “independent director,” as defined under the rules of the NASDAQ Stock Market. The compensation committee has been assigned the functions of establishing salaries, incentives and other forms of compensation for executive officers. It also administers our 2003 stock incentive plan. The compensation committee held four meetings and acted once by written consent during 2004. The Compensation Committee operates under a written charter, a copy of which is available on our website.

     Corporate Governance and Nominating Committee. Our Board of Directors recently organized a corporate governance and nominating committee. All of our outside directors (Messrs. Tate, Singer, Hersch, Schwartz, Kizer, and Gerard), each of whom is an “independent director” as defined under the rules of the NASDAQ stock market, serve on the committee. The corporate governance and nominating committee has been assigned the functions of soliciting recommendations for candidates for the board of directors, developing and reviewing background information for such candidates, and making recommendations to the board of directors with respect to candidates for directors proposed by shareholders. In evaluating candidates for potential director nomination, the corporate governance and nominating committee will consider, among other factors, candidates that are independent, who possess personal and professional integrity, have good business judgment, have relevant business and industry experience, education and skills, and who would be effective as a director in conjunction with the full board in collectively serving the long-term interests of our stockholders in light of the needs and challenges facing the board of directors at the time. All candidates will be reviewed in the same manner, regardless of the source of recommendation.

     In addition to the foregoing duties, the corporate governance and nominating committee is responsible for developing and recommending to the board of directors a set of corporate governance guidelines applicable to us. The Corporate Governance and Nominating Committee operates under a written charter, a copy of which is available on our website.

Compensation Of Directors

     Each director who is not our employee receives an annual retainer fee at the rate of $25,000 per year for serving in such capacity, and meeting fees of $2,000 for each regular meeting and $1,000 for each special meeting of the board and committees. Directors also receive quarterly option grants to purchase 6,250 shares of our common stock.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who own more than 10% of our outstanding common stock, to file with the

Securities and Exchange Commission reports of changes in their ownership of common stock. Officers, directors and greater than 10% shareholders are also required to furnish us with copies of all forms they file under this regulation. To our knowledge, based solely on a review of the copies of such reports furnished to us and representations made to us that no other reports were required, during the year ended December 31, 2004, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% shareholders were complied with, except that each of the filings of all executive officers and directors due in 2004 were filed late.

Compensation Committee Interlocks and Insider Participation

     None of the members of our compensation committee served as an officer or employee of ours or any of our subsidiaries during the fiscal year ended December 31, 2004. However, two members of our compensation committee are employed by organizations that provide services to TIMCO. See “Certain Relationships and Related Transactions” for details regarding these matters.

Audit Committee Report

     Management has the primary responsibility for our internal controls, the financial reporting process and preparation of our consolidated financial statements. Our independent auditors are responsible for performing an independent audit of our consolidated financial statements in accordance with auditing standards generally accepted in the United States and to issue a report thereon. The audit committee’s responsibility is to select the independent auditors and monitor and oversee these processes.

     The audit committee has met and held discussions with management and the independent auditors. Management represented to the audit committee that our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States. The audit committee reviewed and discussed the audited consolidated financial statements with management and the independent auditors.

     In fulfilling its responsibilities, the audit committee discussed with the independent auditors the matters that are required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the audit committee received from the independent auditors the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the audit committee discussed with the independent auditors that firm’s independence. In connection with this discussion, the audit committee also considered whether the provision of services by the independent auditors not related to the audit of our financial statements is compatible with maintaining the independent auditors’ independence. During such discussions, the independent auditors confirmed that, as of December 31, 2004, they were independent accountants with respect to TIMCO Aviation Services, Inc. and its subsidiaries within the meaning of the Securities Act and the requirements of the Independence Standards Board.

     Based upon the audit committee’s discussions with management and the independent auditors and the audit committee’s review of the representations of management and the report and letter of the independent auditors provided to the audit committee, the audit committee determined that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2004.

     The audit committee has also reviewed all non-audit services being provided by the independent auditors and has concluded that the provision of such services has been compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The audit committee has discussed these matters with representatives of the independent auditors and our management and will monitor our compliance with any new restrictions as they are put in place to continue to ensure that the services provided by its independent accountants are compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

     On June 2, 2005 we retained Grant Thornton LLP as our independent registered public accounting firm for 2005. The audit committee approved such retention. Prior thereto, for the last three fiscal years, KPMG LLP acted as our independent registered public accounting firm. The decision to change auditors was based on our belief that Grant Thornton will offer quality and professional services to TIMCO Aviation Services equal to those offered by KPMG at an overall cost that is more in-line with the Company’s competitors and market size.

The Audit Committee
James H. Tate (Chair)
Leonard Singer
Jack J. Hersch

June 16, 2005

     Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this proxy statement, in whole or in part, the Audit Committee Report above and the Compensation Committee Report and the Performance Graph of Shareholder Return that follow shall not be incorporated by reference into any such filings.

Recent Change of Independent Registered Public Accounting Firm

     On June 2, 2005, we retained Grant Thornton LLP (“Grant Thornton”) to serve as our independent registered public accounting firm for the 2005 Fiscal Year. Simultaneously, we dismissed our current independent registered public accounting firm, KPMG LLP. The decision to change audit firms was approved by our Audit Committee.

     KPMG’s reports on our financial statements as of and for the years ended December 31, 2004 and 2003 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting privileges.

     In connection with the audits of the 2004 and 2003 Fiscal Years, as well as the interim period ended June 2, 2005, there have been no disagreements between the Company and KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope and procedure, which, if not resolved in KPMG’s satisfaction, would have caused KPMG to make reference to the subject matter of the disagreement in connection with its opinion on our consolidated financial statements for such year, and there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

     We engaged Grant Thornton as our independent registered public accounting firm as of June 2, 2005. Prior to such date, we did not consult with Grant Thornton regarding (i) the application of accounting principles to a specified transaction, (ii) the type of audit opinion that might be rendered by Grant Thornton, or (iii) any matter that was either the subject of a disagreement as defined in Item 304(a)(1)(iv) of Regulation S-K or a reportable event as defined in Item 304(a)(1)(v) of Regulation S-K.

Independent Auditor’s Fees

     The following table represents fees for professional audit services rendered by KPMG for the audit of our annual financial statements for 2004 and 2003, and fees billed for other services rendered by KPMG (table in thousands)

	2004	2003
Audit fees	$380	$457
Audit related fees	6	—

Audit and audit related fees	386	457
Tax fees	—	9
All other fees	—	—

Total fees	$386	$466

All of the services described above for fiscal years 2004 and 2003 were approved by our Audit Committee pursuant to its policies and procedures.

OUR MANAGEMENT

Executive Officers

     The following list reflects our executive officers, as of the date of this proxy, the capacity in which they serve us, and when they assumed office:

			Executive
Name	Positions	Age	Officer Since
Roy T. Rimmer, Jr.	Chairman and Chief Executive Officer	64	June 2001
Gil West	President and Chief Operating Officer	44	September 2001
Jack M. Arehart	Senior Vice President of Business Development	51	February 2002
Don Mitacek	Senior Vice President of Operations	42	January 2004
Rick Salanitri	Senior Vice President of Engineering and Interiors	43	April 2004
Fritz Baumgartner	Vice President, Controller and Chief Accounting Officer	43	November 2004
Kevin Carter	Vice President Planning, Analysis and Treasurer	32	November 2004

Executive Officers’ Business Experience

     The business experience of Roy T. Rimmer, Jr. is included above under “Business Experience of the Board.”

     Gil West is our President and Chief Operating Officer. Mr. West joined us in September 2001 as our Executive Vice President and Chief Operating Officer, and in January 2002 Mr. West was appointed to serve as our President. Prior to joining us, Mr. West served as an executive at Northwest Airlines since 1996. In his most recent position as Northwest’s Vice President of Engine and Component Technical Operations, Mr. West managed over 2,000 Northwest maintenance employees in Northwest’s Minneapolis and Atlanta maintenance facilities, as well as managing outside vendor maintenance operations. Prior to joining Northwest, Mr. West served in various managerial positions with United Air Lines, Rohr Industries, Sundstrand Corporation and Boeing Commercial Aircraft.

     Jack M. Arehart joined us in February 2002 as out Senior Vice President of Business Development, responsible for all of our sales, marketing, and new business development efforts. Prior to joining us, Mr. Arehart spent 14 years with The Nordam Group, a large aviation manufacturing and MR&O services company, where, since 1996, Mr. Arehart held the position of Vice President, Program Development.

     Don Mitacek is our Senior Vice President of Operations. Mr. Mitacek joined us in September 2001 as our Vice President and General Manager of our Greensboro, North Carolina

facility and in January 2004 Mr. Mitacek was appointed as our Senior Vice President of Airframe Maintenance Operations. Prior to joining us, Mr. Mitacek served in various positions with Northwest Airlines, including most recently Managing Director of Engine and Component Maintenance at Northwest Airlines in Minneapolis, directing a workforce of 1,100 maintenance technicians. Prior to joining Northwest Airlines, from 1986 to 1997, Mr. Mitacek was employed in various positions by United Airlines.

     Rick Salanitri is our Senior Vice President of Engineering and Interior Manufacturing. Mr. Salanitri joined us in July 1994 as our Vice President and General Manager of our Engineering Services Group and in April 2004 Mr. Salanitri was appointed as our Senior Vice President of Engineering and Interior Manufacturing. Prior to joining us, Mr. Salanitri managed the engineering on several major aircraft structural and interior projects at the former Page Avjet. Prior to joining Page Avjet, Mr. Salanitri served as a structures engineer at US Airways and the Naval Aviation Department.

     Fritz Baumgartner joined us in February 2002 and is our Vice President, Finance, Controller and Chief Accounting Officer. Mr. Baumgartner was previously the Chief Financial Officer and Vice President, Finance of Vitafoam, Inc., a manufacturer of cellular polymers and non-woven fiber products. Prior to joining Vitafoam, from 1990 to 1999, Mr. Baumgartner held various management positions including Controller, Treasurer & Director of Reporting, MIS Director and Vice President of Sales Operations with two Clayton, Dubilier & Rice holdings (Remington Arms, Inc. and Pilliod Furniture, Inc.). From 1983 to 1990 Mr. Baumgartner was with Ernst & Young LLP, most recently as an audit manager.

     Kevin Carter joined us in March 2002 and in May 2004 was appointed as our Vice President Treasurer and Vice President of Planning and Analysis. Prior to joining us, Mr. Carter was an associate with Geneva Merchant Banking Partners, a North Carolina based investment-banking firm. Prior to joining Geneva, Mr. Carter was the Assistant Treasurer and Senior Manager of Financial Planning and Analysis for Kayser-Roth Hosiery, a North Carolina based textile manufacturer.

Family Relationships

     There are no family relationships between or among any of our directors and/or executive officers.

Executive Compensation

     The following table sets forth information about the compensation paid or accrued during 2004, 2003 and 2002 to our Chief Executive Officer and to each of our four other most highly compensated executive officers whose aggregate direct compensation exceeded $100,000.

[Table on Next Page]

Summary Compensation Table

	Annual Compensation					Long Term Compensation
					Other	Restricted	Securities
	Fiscal				Annual	Stock	Underlying		LTIP
Name and Principal	Year	Salary	Bonus		Compensation	Awards	Options/SARs		Payout	Other
Position	Ending	($)	($)		($)	($)	(#)		($)	($)
Roy T. Rimmer, Jr. (1)	2004	428,000	238,000	(2)	—	—	—		—	—
Chairman and CEO	2003	490,000	106,000	(2)	—	—	—		—	—
	2002	441,000	—		—	—	800,000	(3)	—	—

Gil West (4)	2004	327,000	275,000		—	—	—		—	—
President and COO	2003	304,000	75,000		—	—	—		—	—
	2002	335,000	—		—	—	600,000		—	—

Jack M. Arehart (5)	2004	304,000	213,000		—	—	—		—	—
Sr. VP of Business	2003	300,000	75,000		—	—	—		—	—
Development	2002	302,000	—		—	—	500,000		—	—

Don Mitacek (6)	2004	224,000	98,000		—	—	—		—	—
Sr. VP of Operations	2003	205,000	52,000		—	—	—		—	—
	2002	175,000	30,000		—	—	200,000		—	—

Rick Salanitri (7)	2004	205,000	86,000		—	—	—		—	—
Sr. VP of Engineering	2003	150,000	30,000		—	—	—		—	—
and Interiors	2002	98,000	—		—	—	100,000		—	—

(1)	Mr. Rimmer became our Chairman and Chief Executive Officer in June 2001. Mr. Rimmer has an employment agreement with us that expires in December 2007. See “Employment Agreements” below.

(2)	Bonus was paid to Mr. Rimmer in April 2004 for 2003 services and in April 2005 for 2004 services.

(3)	Mr. Rimmer received this option grant pursuant to his employment agreement.

(4)	Mr. West joined us in August 2001. Mr. West has an employment agreement with us that expires in December 2007. See “Employment Agreements” below. Mr. West was paid a bonus in April 2004 for 2003 services and a bonus in April 2005 for 2004 services. Also includes a retention bonus paid in conjunction with Mr. West agreeing to an extension on his employment agreement in June 2004. Additionally, Mr. West received an option grant under his original employment agreement that, pursuant to his agreement, was issued at the completion of our 2002 restructuring.

(5)	Mr. Arehart joined us in February 2002. Mr. Arehart has an employment agreement with us that expires in December 2007. See “Employment Agreements” below. Pursuant thereto, Mr. Arehart received an option grant that was issued at the completion of our 2002 restructuring. Additionally, Mr. Arehart received a bonus in April 2004 for 2003 services and a bonus in April 2005 for 2004 services, and Mr. Arehart received a retention bonus in conjunction with his agreement to extend his employment agreement in November 2004.

(6)	Mr. Mitacek joined us in 2001 and became an executive officer in 2004. Mr. Mitacek has an employment agreement with us that expires in December 2006. See “Employment Agreements” below. Mr. Mitacek was paid a retention bonus in April 2004 in conjunction with the execution of a new employment agreement, a bonus in April 2004 for 2003 services and a bonus in April 2005 for 2004 services, respectively.

(7)	Mr. Salanitri joined us in 1994 and became an executive officer in 2004. Mr. Salanitri has an employment agreement with us that expires in March 2007. See “Employment

Agreements” below. Mr. Salanitri was paid a retention bonus in conjunction with his execution of a new employment agreement. In addition, Mr. Salanitri was paid a bonus in April 2004 for 2003 services and a bonus us in April 2005 for 2004 services, respectively.

     Except as set forth above, no other long-term compensation awards were made to management during the three years ended December 31, 2004.

Option Grants During Last Fiscal Year

     No options were granted during the fiscal year ended December 31, 2004 to the persons named on the Summary Compensation Table.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

     The following table sets forth information concerning the exercise of stock options to purchase common stock during the 2004 fiscal year and the value of unexercised stock options to purchase common stock at the end of the 2004 fiscal year for the persons named in the Summary Compensation Table.

NUMBER OF SHARES
UNDERLYING
	NUMBER OF		UNEXERCISED	VALUE OF UNEXERCISED
	SHARES	VALUE	OPTIONS AT FISCAL	IN-THE-MONEY OPTIONS
	ACQUIRED ON	REALIZED	YEAR-END	AT FISCAL YEAR-END($)
NAME	EXERCISE	($)	VESTED/UNVESTED	EXERCISABLE/UNEXERCISABLE *
Roy T. Rimmer, Jr.	—	—	800,000/0	0/0
Gil West	—	—	600,000/0	0/0
Jack M. Arehart	—	—	500,000/0	0/0
Don Mitacek	—	—	300,000/0	0/0
Rick Salanitri	—	—	100,000/0	0/0

*	Computed based upon the difference between the closing price of common stock at December 31, 2004 and the exercise price. All options were out-of-the-money on December 31, 2004, and no value has been assigned to options that are out-of-the-money.

Employment Agreements

     We have employment agreements with all of our executive officers and with several of our other senior executives. Each provides for the payment of a base salary (Rimmer — $475,000; West - $350,000; Arehart — $325,000; Mitacek — $225,000; Salanitri — $225,000) plus bonus compensation (a percentage of their base compensation) based on performance. Each employment agreement also contains a “change of control” severance arrangement if the employee is not retained in our employment after a change of control.

Stock Option Plans

     Effective November 13, 2003, our board of directors adopted a new stock option plan (“the 2003 stock incentive plan”). The 2003 stock incentive plan was approved by our stockholders on January 13, 2004. With the approval of the 2003 stock incentive plan, no new options will be granted under our 2001 stock option plan, our 1996 stock option plan or our 1996 director stock option plan. Any shares of common stock reserved for issuance upon the exercise of options that were not issued under such plans were cancelled, however, the terms of any option issued under the 2001 stock option plan, the 1996 stock option plan and the 1996 director stock option plan will continue to be governed by such plans and the option agreements currently in effect for such options.

     Pursuant to the 2003 stock incentive plan, an aggregate amount of 5,800,000 shares (145,000 post-reserve split shares) of our common stock are reserved for the issuance under the plan (including 800,000 shares (20,000 post-reserve split shares) reserved for issuance of options granted to our Chief Executive Officer). Grants of stock options, stock appreciation rights, performance shares, performance units, restricted stock and restricted stock units, or any combination of the foregoing, may be made under the 2003 plan. The maximum number of securities that can be allocated to any one person in any fiscal year is 800,000 (20,000 post-reverse split shares).

     See “Proposal 6” below in which we request that our stockholders approve an amendment to the 2003 stock incentive plan to increase the shares available for issuance under the plan to 2,500,000 post-reverse split shares of our common stock.

     The compensation committee administers our 2003 stock incentive plan. The compensation committee determines which persons will receive grants of awards and the type of award to be granted to such persons. The compensation committee also interprets the provisions of the 2003 stock incentive plan and makes all other determinations that it deems necessary or advisable for the administration of the 2003 stock incentive plan.

     As of the date of this proxy statement, options to purchase 1,472,500 shares (36,812 post-reverse split shares) had been granted under the 2003 stock incentive plan (1,198,000 (29,950 post-reverse split) of which are currently vested). Additionally, the options to purchase 800,000 shares (20,000 post-reverse split shares) granted to our Chief Executive Officer in March 2002, pursuant to his employment agreement and previously issued outside of any plan, are deemed subject to the terms of the 2003 stock incentive plan and are included within the amounts above.

Further, options to purchase 2,567,000 shares (64,175 post-reverse split shares) remain outstanding under previous option plans and agreements.

     The following table sets forth information as of December 31, 2004 with regard to our compensation plans (including individual compensation arrangements) under which our equity securities are authorized for issuance.

			Number of Securities
			Remaining Available
	Number of Securities		for Future Issuance
	to be Issued Upon	Weighted – Average	Under Equity
	Exercise of Outstanding	Exercise Price of	Compensation Plans
	Options, Warrants and	Outstanding Options	(Excluding Securities
	Rights	Warrants and Rights	reflected in Column (a))
	(a)	(b)	(c)
Plan Category
Equity compensation plans approved by security holders	3,952,000	$11.75	4,415,000

Equity compensation plans not approved by security holders	0	0	0

Total	3,952,000	$11.75	4,415,000

Board Compensation Committee Report On Executive Compensation

The compensation committee of the Board is comprised of three independent directors and has the responsibility to:

•	establish our compensation philosophy and policies;

•	review and approve pay recommendations for our executive officers;

•	initiate all compensation actions for our Chief Executive Officer; and

•	administer our stock option and other compensatory plans.

     Philosophy. Our compensation policies have been designed to (i) attract and retain high-performing executive talent; (ii) achieve key operational and financial goals; (iii) reward key performers who achieve superior results; and (iv) align the financial interests of the senior management group with those of stockholders. Accordingly, the total compensation of the senior management group, has been set at levels that are intended to be competitive with companies of similar size and complexity.

     To achieve its policy goals, the compensation committee has to date utilized salary, cash bonuses and non-cash compensation, including grants of stock options. We do not currently provide executive officers with other long term incentive compensation other than the ability to contribute their earnings to our 401(k) Plan.

     The compensation committee has focused on the establishment of salaries and other compensation levels that are externally competitive and internally equitable for each of its executive officers. In connection with this process, the compensation committee has reviewed publicly available information and data concerning compensation paid by corporations that compete with us for executive talent.

     Salaries. During 2004, the compensation committee reviewed salary recommendations for our executives and then approved such recommendations, with modifications that it deemed appropriate. These salary recommendations were then incorporated into employment agreements between TIMCO Aviation Services and its executive officers. Base salary decisions were made based on peer group and national industry surveys of total compensation packages, evaluations of each individual executive officer, market changes and the economic and business conditions affecting our company at the time of the evaluation.

     Bonuses. The compensation committee also determines the target under which executive officers can earn cash bonuses for performance under their respective employment agreements. In Fiscal 2004, the bonus target for executives, including our CEO, required our consolidated operations to meet an EBITDA threshold to earn bonuses. For fiscal 2004, the Company achieved operating results that earned for executives an amount equal to 50% of each such executive’s bonus target.

     Equity-Based Compensation. The compensation committee’s philosophy is that a portion of an executive’s compensation should be based directly upon the value of long-term incentive compensation in the form of stock option awards so as to align the financial interests of our executive officers with those of our stockholders. The compensation committee believes that providing executives with the opportunities to acquire significant stakes in our growth and prosperity (through grants of stock options), while maintaining other elements of our compensation program at externally equitable levels, will incentivize and reward executive officers for sound business management, develop a high-performance team environment, the accomplishment of short-term and long-term strategic and operational objectives and improvement in stockholder value which are essential to our ongoing success. Furthermore, the compensation committee believes that this approach to compensation motivates executives to perform to their full potential.

     In 2002, following our equity and capital restructuring, we granted stock options to our executive officers. However, all such grants are substantially “out-of-the money.” Generally, the grants vested in equal amounts over a period of three years. Our compensation committee intends to consider issuing additional equity compensation to our executive officers and key employees once the transactions referred to in this proxy statement are completed.

     Compensation of Chief Executive Officer. During 2004, our compensation committee increased the base salary of the Chief Executive Officer in his employment agreement based on a review of competitive compensation data, the Chief Executive Officer’s overall compensation package and the compensation committee’s assessment of his past performance and its expectation as to his future performance in leading TIMCO Aviation Services, Inc.

     The compensation committee will continually evaluate compensation policies and procedures with respect to executives. Although the compensation committee believes that current compensation policies have been successful in aligning the financial interests of executive officers with those of our stockholders and with our performance, it continues to examine what modifications, if any, should be implemented to further link executive compensation with both individual and our overall performance.

     Deductibility Cap on Executive Compensation. Under U.S. federal income tax law, we cannot take a tax deduction for certain compensation paid in excess of $1 million to our Chief Executive Officer and our four highest compensated employees other than our chief executive officer. However, performance-based compensation, as defined in the tax law, is fully deductible if the programs are approved by shareholders and meet other requirements. The 2003 Plan is currently qualified so that awards under the 2003 Plan constitute performance based compensation not subject to the deduction limit under Section 162(m) of the Internal Revenue Code of 1986, as amended.

     Although the compensation committee has not adopted any specific policy with respect to the application of Section 162(m), it generally seeks to structure executive compensation to our executive officers in a manner that is intended to avoid disallowance of deductions under Section 162(m). We may make payments that are not fully deductible if, in our judgment, such payments are necessary to achieve our compensation objectives and protect stockholder interests.

The Compensation Committee
Philip B. Schwartz (Chair)
Steven L. Gerard
Clyde Kizer
June 16, 2005

Performance Graph

     The following graph compares the five-year cumulative total shareholder return (including reinvestment of dividends) of our common stock with the cumulative total return on the Standard & Poor’s (“S&P”) 500 Index, the S&P SmallCap 600 Index (“S&P Small Cap”), and the S&P Airlines Index (“S&P Airlines”) for the period between December 31, 1999 and December 31, 2004.

     The graph assumes that $100 was invested on December 31, 1999 in each of our common stock, the S&P, the S&P SmallCap and the S&P Airlines, and that all dividends were reinvested into additional shares of the same class of equity securities at the frequency with which dividends are paid on such securities during the applicable fiscal year. These indices relate only to stock prices during the period covered by the graph; they do not purport to afford direct comparison of the business or financial performance of the companies comprising such indices with the Company nor with each other.

[Performance Graph on Next Page]

     * $100 invested on 12/31/99 in stock or index-including reinvestment of dividends. Fiscal year ending December 31,

	Cumulative Total Return
	12/99	12/00	12/01	12/02	12/03	12/04
TIMCO Aviation Services, Inc.	100.00	15.15	1.45	0.41	0.46	0.13
S & P 500	100.00	90.89	80.09	62.39	80.29	89.02
S & P SmallCap 600	100.00	111.80	119.11	101.69	141.13	173.09
S & P Airlines	100.00	149.00	100.39	61.83	66.38	64.48

     The Standard & Poor’s SmallCap 600 Index represents companies with a market capitalization similar to us. The S&P SmallCap was used in prior proxy filings as we did not believe that we could reasonably identify a peer group because there are few public companies that both (i) engage in lines of business directly competitive to our lines of business and (ii) with a market capitalization similar to ours. While management believes this to still be true, they believe that the S&P Airlines is a more appropriate comparison and have determined to transition to this comparative index.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

     At the date of this proxy statement, we had 256,559,172 shares of our common stock outstanding. The following table sets forth, as of the date of this proxy statement, certain information regarding the shares of common stock owned of record or beneficially by (i) each person who owns beneficially more then 5% of the outstanding common stock; (ii) each of our directors and named executive officers; and (iii) all directors and executive officers as a group.

	Shares Beneficially Owned(1)
Name	Number	Percentage
Lacy J. Harber (2)	147,893,000	57.4
Roy T. Rimmer, Jr. (3)	148,911,000	57.6
Loeb Interests (4)	40,430,000	15.8
Steven L. Gerard (5)	89,000	*
Jack Hersch (6)	92,000	*
Philip B. Schwartz (7)	108,000	*
Clyde Kizer (8)	25,000	*
Leonard Singer (9)	18,750	*
James H. Tate (9)	18,750	*
Gil West (10)	600,000	*
Jack Arehart (11)	500,000	*
Don Mitacek (12)	300,000	*
Rick Salanitri (13)	100,000	*
All directors and executive officers as a group - 14 persons (14)	150,852,000	57.7%

*	Less than one percent

(1)	Unless otherwise indicated, each person named in the table has the sole voting and investment power with respect to the shares beneficially owned. Further, unless otherwise noted, the address for each person named in this table is c/o TIMCO Aviation Services, Inc.

(2)	LJH Corporation, which is wholly-owned by Mr. Harber, currently owns 145,938,501 shares of our outstanding common stock. LJH has granted a proxy with respect to the voting of these shares to Roy T. Rimmer, Jr., and as a result Mr. Rimmer is also deemed to beneficially own these shares for U.S. securities law purposes. Also includes warrants to purchase: (i) 2,500 shares at an exercise price of $36.25 a share, (ii) 25,000 shares at an exercise price of $40.00 per share, (iii) 5,000 shares at an exercise price of $17.50 a share, (iv) 33,000 shares at an exercise price of $14.00 a share, (v) 1,139,000 shares at an exercise price of $5.16 a share, and (vi) 750,000 shares at an exercise price of $1.05. This excludes the LJH Warrant (defined below), which grants LJH the right to acquire an additional 62,444,874 shares at such time as the remaining Senior Notes and Junior Notes convert into common stock.

(3)	Mr. Rimmer shares the power to vote the securities owned by LJH Corporation (by virtue of a proxy) and has certain rights to participate in certain sales of LJH’s shares. Also includes 106,250 shares owned by an entity controlled by Mr. Rimmer and vested warrants and options to purchase an aggregate of 912,000 shares (800,000 shares at an exercise price of $1.02 per share, 87,000 at exercise prices ranging from $0.15 per share to $1.83 per share, 13,000 shares at an exercise price of $5.16 per share and 12,000 shares at exercise prices ranging from $17.00 per share to $153.13 per share).

(4)	As reported in the Schedule 13d, as amended, filed by Loeb Partners Corp., Loeb Arbitrage Fund and Loeb offshore Fund (collectively, the “Loeb Interests”) on March 29, 2005. The address for the Loeb Interests, as reported in their Schedule 13d, is 61 Broadway, N.Y., N.Y. 10006.

(5)	Mr. Gerard holds vested options to purchase 89,000 shares at exercise prices ranging from $0.15 to $1.83 per share.

(6)	Mr. Hersch owns 4,000 shares individually and holds options to purchase an additional 88,000 shares at an exercise price ranging from $0.15 per share to $1.83 per share.

(7)	Mr. Schwartz owns 12,000 shares and holds options and warrants to purchase an additional 96,000 shares (87,000 shares at exercise prices ranging from $0.15 to $1.83 and the balance at exercise prices ranging from $5.16 per share to $395 per share).

(8)	Includes options to purchase 25,000 shares at exercise prices ranging from $0.15 to $0.35 per share.

(9)	Includes options to purchase 18,750 shares at exercise prices ranging from $0.15 to $0.35 per share.

(10)	Vested options to purchase 600,000 shares at an exercise price of $0.8325 per share.

(11)	Vested options to purchase 500,000 shares at an exercise price of $0.8325 per share.

(12)	Vested options to purchase 300,000 shares at an exercise price of $0.8325 per share.

(13)	Vested options to purchase 100,000 shares at an exercise price of $0.8325 per share.

(14)	Includes vested options to purchase an aggregate of 4,828,411 shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On April 8, 2004, we refinanced (effective March 31, 2004) all of our previously outstanding debt (principal plus accrued and unpaid interest) due to our principal stockholder with a new $14,412,000 term loan due on January 31, 2008 (the “LJH term loan”). The LJH term loan combines a $5,000,000 loan from our principal stockholder (that, in turn, replaced a term loan to us from Bank of America that was credit supported by our principal stockholder), a $6,050,000 term loan made to us in May 2003, a $1,300,000 term loan relating to our acquisition of the Brice Manufacturing Company in October 2002, $900,000 relating to inventory purchases, and PIK interest previously paid on certain of these obligations. The LJH term loan bears interest at 18% per annum, 6% of which is payable in cash (or, at our option, PIK) and the balance of which will be PIK.

     In connection with the $6,050,000 term loan, we issued a warrant (the “LJH Warrant”) to our principal stockholder to purchase, for nominal consideration, 30% of our outstanding common stock (on a fully diluted basis) on or before January 31, 2007. In our recently completed tender offer, our principal stockholder exercised the LJH warrant in part with respect to the then outstanding shares (excluding the premium shares issued to the holders of our New Senior Notes and Junior Notes who tendered in the offer). As a result of the partial exercise of the LJH Warrant, at the closing of the tender we issued 70,942,220 shares of our common stock to our principal stockholder. We also amended the LJH Warrant to provide that LJH has the right to acquire an additional 62,444,874 shares of our common stock for $0.001 per share at such time as our untendered Senior Notes and Junior Notes are converted into common stock (which will automatically occur at the maturity of those instruments). As such, our principal stockholder will receive, upon the full exercise of the LJH Warrant, the same number of shares of our common stock that he would have otherwise received had our Senior Notes and Junior Notes automatically converted into common stock at their maturity and had he exercised the LJH Warrant immediately thereafter.

     An entity controlled by our principal stockholder purchases aircraft for resale and lease, and we provide maintenance service work to that entity. Services provided to that entity are charged at not less than the rates that would be charged for such services to an unaffiliated third party. During 2004 and 2003, the billings related to the services that were provided to such entity were approximately $2,884,000 and $588,000, respectively. We did not provide these services to such entity during 2002. In addition, during 2003 we utilized an aircraft owned by our principal stockholder. All usage fees were no greater than would be charged by an unaffiliated third party. Expenses associated with this usage were $33,000 in 2003. We did not use this aircraft during 2004 or 2002. On December 31, 2004, we had a net receivable from this entity of $1,644,000, of which $1,162,000 has been received subsequent to year end.

     During December 2002, an entity controlled by our principal stockholder acquired the operating assets of Aviation Management Systems, Inc. (“AMS”) located in Phoenix, Arizona. Prior to its bankruptcy, AMS operated an airframe heavy maintenance operation at the Goodyear Airport outside of Phoenix. Additionally, this entity assumed a lease with the City of Phoenix for the facilities previously leased to AMS at the Goodyear Airport. During April 2003, we entered into an operating sublease with our principal stockholder to operate the business in the facilities that were previously leased to AMS. The term of the sublease is for three years with rental payments of $432,000 annually. Under the sublease agreement, we are also responsible for insurance, taxes and charges levied by the City of Phoenix under the lease. In addition, we agreed to increase the amount of debt due to our principal stockholder by $900,000 (included in the refinanced term loan amount described above) reflecting the purchase from our principal stockholder of the aircraft parts inventory located at the Goodyear facility (which inventory was acquired by our principal stockholder in the AMS bankruptcy proceedings). Further, in April 2004, we entered into a lease with our principal stockholder with respect to certain equipment and tooling used at the Goodyear facility. The lease, which has been recorded as a capital lease, is for a two-year term and requires monthly payments of $74,000. Both the inventory sale and the equipment lease are believed to be on terms not less favorable to us than could be obtained from an unaffiliated third party.

     During October 2002, we sold the real estate and fixtures located at our Aircraft Interior Design, Inc. (“AID”) operation in Dallas, Texas to our principal stockholder. The gross sale price for these assets was approximately $2,400,000, which was the estimated fair market value, based on a third party appraisal, on the sale date. Simultaneous with this sale, we entered into a lease agreement with our principal stockholder for substantially all of these assets. The term of the lease is ten years. Annual rental payments are approximately $300,000 per year. Additionally we are responsible for, among other things, taxes, insurance and utilities.

     During 2004, 2003, and 2002, we leased certain real property from entities controlled by one of our former directors and executive officers. These facilities were previously utilized as the headquarters in two of our MR&O operations. We have subsequently moved out of these facilities and currently are liable on only one of the facility lease agreements. We have in turn subleased this facility to a third party for the year ended December 31, 2003. Additionally, during 2002, we utilized an aircraft owned by an entity controlled by this same former director and executive officer. Payments for all of these items were approximately $274,000, $350,000, and $300,000 in 2004, 2003, and 2002 respectively.

     During 2003 and 2002, we utilized an aircraft owned by our Chief Executive Officer. All usage fees were no greater than what would be charged by unaffiliated third parties and our fees for services on this aircraft were at our normal hourly rates. Expenses associated with this use were $51,000 in 2003 and $272,000, net of services provided on the aircraft totaling $39,000, in 2002. The aircraft was sold by our Chief Executive Officer during 2003.

     Mr. Schwartz is a stockholder in Akerman, Senterfitt & Eidson, P.A., which has in the past and continues to perform significant legal services for us. The fees paid by us to Akerman, Senterfitt & Eidson, P.A. were no greater than those that would be charged to us by an unrelated third party. We were billed $646,000, $437,000 and $1,496,000 for services rendered by Akerman Senterfitt in 2004, 2003 and 2002, respectively.

     Mr. Gerard is Chairman and CEO of Century Business Services, Inc. (“CBIZ”). CBIZ performs certain consulting services for us. The fees paid by us to CBIZ were no greater than those that would be charged to us by an unrelated party. We were billed $9,600 for services rendered by CBIZ in 2004. No services were rendered in 2003 and 2002. Mr. Gerard receives no direct compensation from amounts paid to CBIZ for performing services on our behalf and the amount paid to CBIZ by us for services is insignificant given the size of CBIZ.

     We believe that the terms of the above-described related party transactions were no less favorable than could be obtained from unaffiliated third parties.

RECENTLY COMPLETED TENDER OFFER

     In January 2005, we extended an offer and consent solicitation relating to our 8% senior subordinated convertible PIK notes due December 31, 2006 (“Senior Notes”) and our 8% junior subordinated convertible PIK notes due January 2, 2007 (“Junior Notes”). Under the contractual terms of the Senior Notes and the Junior Notes (collectively, the “Notes”), the Notes will automatically convert at their maturity into a fixed number of shares of our authorized but unissued common stock unless, prior to their maturity, the Notes are redeemed in accordance with their terms for cash and additional shares of our common stock.

     In the offer, we offered holders of the Senior Notes and Junior Notes the right to receive a 15% premium payable in shares of our common stock if the holders agreed to an early conversion of their Notes into common stock during the conversion period, which expired as of March 8, 2005. We also solicited consents from the holders of our Senior Notes and Junior Notes to remove all material covenants contained in the indentures, including the covenant restricting the amount of senior debt that we may incur and the covenant requiring us to redeem the Senior Notes and Junior Notes upon a change of control. If the holders tendered their notes, they were automatically consenting to the proposed amendments to the indentures. To become effective for each class of Notes, the amendments required the consent of a majority of the holders of the Notes (excluding from this computation the Notes held by Mr. Harber).

     We received tenders and related consents from holders of 47.0% in aggregate principal amount of the Senior Notes and tenders and related consents from holders of 75.2% in aggregate principal amount of the Junior Notes.

     At the closing of the offer, we issued 145,916,118 shares of our authorized but unissued common stock to the holders of the Senior Notes who tendered in the offer (including 19,032,539 premium shares), 8,060,219 shares of our authorized but unissued common stock to the holders of the Junior Notes who tendered in the offer (including 1,051,362 premium shares), and 70,942,220 shares to LJH in connection with its partial exercise of the LJH Warrant. See “Certain Relationships and Related Transactions” for information about the LJH Warrant. After the closing of the offer and consent solicitation, we had 256,559,172 shares outstanding.

     In accordance with the terms of the offer, all Notes that were properly tendered were accepted for early conversion. We received consents representing a majority in aggregate principal amount of the outstanding Junior Notes in the consent solicitation, and accordingly, the proposed amendments to the indentures governing the Junior Notes have become effective. Since we did not receive consents representing a majority in aggregate principal amount of the outstanding Senior Notes in the consent solicitation, the indenture governing the Senior Notes was not amended.

     As of March 31, 2005, $61,436,549 of Senior Notes and $940,045 of Junior Notes remain outstanding. All such notes will convert at their maturity into an aggregate of 145,702,888 shares of our authorized but unissued common stock. Further, upon the conversion of the remaining Senior Notes and Junior Notes into shares of common stock at their maturity, LJH will receive an additional 62,444,874 shares of common stock upon the final exercise of the LJH Warrant. At such time, we will have 464,706,933 shares of common stock outstanding.

     We believe that the remaining Senior Notes and Junior Notes will convert into common stock at their maturity, since we do not expect to be in a position to redeem the remaining Senior Notes and Junior Notes in accordance with their terms. Further, management does not believe that a “change of control”, as defined in the indenture relating to the Senior Notes, will occur at any time prior to the maturity of the Senior Notes. As such and although generally accepted accounting principles require the remaining Senior Notes and Junior Notes to be treated as a debt instrument, we believe that the remaining Senior Notes and Junior Notes should be considered a common stock equivalent.

PROPOSAL ONE

APPROVAL OF AN AMENDMENT TO OUR CERTIFICATE
OF INCORPORATION TO DECLASSIFY THE BOARD OF DIRECTORS

     On May 4, 2005, our Board of Directors approved an amendment to Article VII, Section 3 of our certificate of incorporation to eliminate the classification of our Board of Directors so that each director would stand for election annually (the “Declassification Amendment”). A copy of the Declassification Amendment is part of the proposed amendment to our certificate of incorporation that is attached as Annex “A” to this proxy statement. If the Declassification Amendment is adopted, we will file the proposed amendment with the Secretary of State of the State of Delaware promptly after the Annual Meeting, and the amendment will become effective upon such filing.

     The Board of Directors recommends that the stockholders approve the Declassification Amendment because it considers such amendment to be in the best long-term and short-term interests of TIMCO Aviation Services, Inc., its stockholders and its other constituencies. The Board of Directors believes that the classified board structure has provided certain advantages to TIMCO Aviation Services, Inc., including the preservation of some degree of continuity of service by directors, which in turn facilitates long-term planning and enhances the ability of the Board of Directors to implement business strategies. The classified board structure was originally intended to increase the commitment of members of the Board of Directors, and the Board believes that it also protects stockholders against potentially coercive takeover tactics where a party might attempt to acquire control of TIMCO Aviation Services, Inc. on terms that do not offer the greatest value to all stockholders.

     On the other hand, a classified board structure can reduce the accountability of directors. The election of directors is the primary means for stockholders to influence corporate governance policies, and a classified board structure means that stockholders are unable to evaluate and elect all directors on an annual basis. Moreover, classified boards may discourage takeover proposals and proxy contests that could have the effect of increasing stockholder value. As a result, a number of corporations have determined that better principles of corporate governance require that all directors of a corporation should be elected annually.

     Two of our seven incumbent directors’ terms on the currently classified Board continue to the 2006 annual meeting (“Continuing Directors”). The Continuing Directors, consistent with their support of the immediate implementation of the Declassification Amendment, have agreed not to serve out their full remaining terms and, instead, to stand for election, with the other nominees, to a one-year term if the Declassification Amendment is approved. Thus, if the stockholders approve the Declassification Amendment, all directors will stand for election to a one-year term at the Annual Meeting. For such purpose, and in such event, the Board of Directors has nominated all persons identified under “Proposal Two — Election of Directors” below for election as directors for a one-year term ending at the 2006 Annual meeting or until their successors are duly elected and qualified.

     Alternatively, in the event that the Declassification Amendment is not approved, the Board of Directors has nominated five directors as follows (who, with the two Continuing Directors whose class terms extend to 2006, will comprise a seven-member board): three candidates for election to the class of 2007 and two candidates for election to the class of 2008. If elected, such nominees would serve until the annual meeting of their respective class years or until their successors are duly elected and qualified, or until their earlier death, resignation or removal.

     The affirmative vote of stockholders holding not less than a majority of our issued and outstanding shares of common stock is required to approve this proposal. Lacy Harber, who beneficially owns 56.9% of our outstanding common stock, has agreed to vote in favor of the amendment to our certificate of incorporation eliminating the classified board.

     The Board of Directors recommends a vote in favor of Proposal One.

PROPOSAL TWO

ELECTION OF DIRECTORS

     Our certificate of incorporation and bylaws presently provide for a board of directors divided into three classes, as equal in size as possible, with staggered terms of three years. The Board of Directors has proposed an amendment to our certificate of incorporation to declassify our Board of Directors so that all directors are elected annually. See “Proposal One” above.

     The Board of Directors has no reason to believe that any of the persons named will be unable to serve if elected. If any nominee is unable to serve as a director, the enclosed proxy will be voted for a substitute nominee selected by the Board of Directors.

Nominees for Director

     The nominees for director are as follows:

Name	Age	Term Expires
Roy T. Rimmer, Jr.	64	2006
Steven L. Gerard	60	2005
Jack J. Hersch	46	2006
Philip B. Schwartz	51	2005
James H. Tate	57	2005
Leonard Singer	58	2005
Clyde Kizer	65	2005

     Biographical information about each candidate for election to the Board is contained above in “Business Experience of the Board.”

     If the Declassification Amendment is not adopted, the term of two directors (Messrs. Rimmer and Hersh) will continue until the 2006 annual meeting, Messrs. Kizer, Singer and Tate will be elected to serve until the 2007 annual meeting and Messrs. Schwartz and Gerard will be elected to serve until the 2008 annual meeting.

Consideration of Future Nominees

     Our Board will consider director candidates recommended by our stockholders. Any stockholder wishing to submit a recommendation to the Board with respect to the 2006 Annual Meeting of Stockholders should send a signed letter of recommendation to TIMCO Aviation Services, Inc., 623 Radar Road, Greensboro, North Carolina 27410, Attention: Corporate Secretary. To be considered, recommendation letters must be received prior to March 31, 2006, must state the reasons for the recommendations and contain the full name and address of each proposed nominee, as well as a brief biographical history setting forth past and present directorships, employment and occupations. The recommendation letter must also include a statement indicating that such nominee has consented to being named in the proxy statement and to serve if elected.

Vote Required

     The election of directors requires a plurality of the votes cast by the holders of our common stock. A “plurality” means that the individual who receive the largest number of votes cast are elected as directors up to the maximum number of directors to be chosen at the meeting. Consequently, any shares not voted (whether by abstention, broker non-vote or otherwise) have no impact on the election of directors.

     Lacy Harber, who holds 56.9% of our outstanding common stock, has advised us of his intent to vote in favor of the seven persons nominated for election to the board of directors.

     The Board of Directors recommends a vote in favor of those persons nominated for election to the Board of Directors.

PROPOSALS THREE, FOUR AND FIVE

MATTERS RELATING TO OUR COMMON STOCK

     At this meeting, we intend to ask our stockholders to approve three proposals with respect to our common stock:

•	an amendment to our certificate of incorporation to reduce our authorized common stock, $.001 par value, from 500,000,000 shares to 100,000,000 shares (Proposal Three);

•	an amendment to our certificate of incorporation to effect a reverse split of our outstanding common stock on a one-new-share-for-40-old-shares basis, with our authorized common stock remaining at 100,000,000 shares (Proposal Four); and

•	a proposed rights offering of shares of our post-reverse split common stock to our existing stockholders and the use by our principal stockholder of amounts due to him from us under a promissory note as payment for shares that he will purchase in the rights offering (Proposal Five).

     Approvals of each of Proposals 3, 4 and 5 are conditioned on the approval of all such proposals. Therefore, Proposals 3, 4 and 5 should be considered together. If any of Proposals 3, 4 and 5 are not approved, none of them will be approved, even if any such proposal receives the requisite stockholder approval.

PROPOSAL THREE

APPROVAL OF AN AMENDMENT TO OUR CERTIFICATE OF INCORPORATION
TO REDUCE OUR AUTHORIZED COMMON STOCK FROM 500,000,000 SHARES TO
100,000,000 SHARES

     Our Board of Directors has proposed an amendment to Article IV of our certificate of incorporation to reduce our authorized common stock from 500,000,000 shares to 100,000,000 shares. A copy of the proposed amendment to our certificate of incorporation including the change in our authorized common stock is part of the proposed amendment to our certificate of incorporation that is attached as Annex “A” to this proxy statement. If adopted, we will file the proposed amendment with the Secretary of State of the State of Delaware promptly after the Annual Meeting, and the amendment will become effective upon such filing.

Purpose of the change in authorized shares

     As described in Proposal 5, we intend to effect a one-new-share-for-40-old shares reverse split and offer post-reverse split shares of our common stock to our stockholders in a rights offering. After effecting these transactions, we will have not more than 26,139,765 shares of our post-reverse split common stock outstanding. As such, we will have not less than 73,860,235 authorized but unissued shares available for the issuance without stockholder approval after completion of the transactions contemplated by this proxy statement. This will provide us with sufficient authorized but unissued shares for future use in transactions approved by our Board of Directors, including, among others, stock splits, stock dividends, stock incentive plans, acquisitions and other corporate purposes. See “Proposals 4 and 5”. We believe that by having sufficient authorized but unissued shares that we can issue without shareholder approval (except as required by applicable law or regulation, our certificate of incorporation, or the rules of a stock exchange or the NASDAQ) will be beneficial to us by providing us with flexibility to consider and act promptly when our Board determines that the issuance of shares is advisable. Other than the proposed rights offering and the other matters described in this proxy statement, we have no agreements, understandings, or plans for the issuance or use of the additional shares of common stock proposed to be authorized.

Effect of Having Authorized but Unissued Shares

     The issuance of additional shares of common stock in the future may, among other things, dilute earnings per share, stockholders’ equity, and voting rights. The issuance of additional shares, or the perception that additional shares may be issued, may also adversely effect the market price of common stock. The availability for issuance of additional shares of common stock could further have the effect of rendering more difficult or discouraging an attempt to obtain control of TIMCO Aviation Services. For example, the issuance of shares of common stock in a public or private sale, merger, or similar transaction would increase the number of outstanding shares, thereby diluting the interest of a party attempting to obtain control of TIMCO Aviation Services. The issuance of additional shares of common stock may be used to render more difficult a similar transaction even if it appears to be desirable to a majority of stockholders. Other than as set forth herein, we are not aware of any efforts to obtain control of TIMCO Aviation Services.

Vote Required

     The affirmative vote of stockholders holding not less than a majority of our issued and outstanding shares of common stock is required to approve this proposal. Adoption of this proposal is conditioned on the approval of Proposals 4 and 5. Lacy Harber, who holds 56.9% of our outstanding common stock, has advised us of his intent to vote in favor of Proposal 3.

     The Board of Directors recommends a vote in favor of Proposal Three.

PROPOSAL FOUR

TO APPROVE AN AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO
EFFECT A REVERSE STOCK SPLIT OF OUR ISSUED AND OUTSTANDING
COMMON STOCK ON A ONE-NEW-SHARE-FOR-40-OLD-SHARES BASIS

     Our board of directors has proposed amending Article IV of our certificate of incorporation to effect a one-new-share-for-40-old-shares reverse spit of our issued and outstanding shares of common stock. The reverse split would be effected by providing that, upon the effective date, each 40 shares of outstanding common stock would become one new share of common stock. Further, each option to purchase 40 shares of common stock will become an option or warrant to purchase one new share of common stock. The rights and privileges of the holders of the common stock will be substantially unaffected by the reverse split. The proposed amendment to our certificate of incorporation including the reverse split is part of the proposed amendment to our certificate of incorporation that is attached as Annex “A” to this proxy statement. If adopted, we will file the proposed amendment with the Secretary of State of the State of Delaware promptly after the Annual Meeting, and the amendment will become effective upon the effective date set forth in the amendment.

     On the record date, 256,559,172 shares of common stock were issued and outstanding. If Proposal 4 is adopted, the reverse split will reduce the number of issued and outstanding shares of the common stock to 6,413,979 post-reverse split shares. The reverse split will not affect stockholders equity, which will remain substantially unchanged. The reverse split will not affect the number of authorized shares, which will remain at 100,000,000 shares (assuming Proposal 3 is adopted).

     Additionally, the remaining outstanding Senior Notes and the Junior Notes will automatically convert at their maturity into a fixed number of shares of our authorized but unissued Common Stock unless such notes are redeemed prior to their maturity. Upon the maturity of the outstanding Senior Notes and Junior Notes, we will issue an aggregate of 145,702,888 pre-reverse split shares (3,642,572 post-reverse split shares) of our authorized but unissued common stock to the holders of the Senior Notes and the Junior Notes.

     Finally, Mr. Harber holds a warrant (the “LJH Warrant”) that will allow him to acquire an additional 62,444,874 pre-reverse split shares (1,561,122 post-reverse split shares) of our authorized but unissued common stock upon the conversion of the outstanding Senior Notes and the Junior Notes into common stock.

     After conversion of the Senior Notes and the Junior Notes into common stock, and after the final exercise of the LJH Warrant, we will have 464,706,933 pre-reverse Split shares of our common stock outstanding (11,617,673 post-reverse split shares) and Mr. Harber will hold 44.8% of our outstanding common stock.

Purpose of the Reverse Stock Split

     Our Board believes that the reduction in the number of shares outstanding caused by the proposed reverse stock split will regularize our capital structure. We believe it should cause our common stock to no longer be deemed a “penny stock,” and should allow us to seek to relist our common stock on the NASDAQ system or on a national securities exchange at some time in the future. The proposed reverse split should have no adverse impact on our aggregate market value.

Effects of the Reverse Stock Split

     If adopted, the reverse stock split may result in some stockholders owning “odd lots” of less than 1,000 shares of the common stock received as a result of the reverse split. Brokerage commissions and other transactions in odd lots may be higher, particularly on a per-share basis, than the cost of transactions in even multiples of 1,000 shares.

     The par value of the common stock will remain at $0.001 a share following the reverse split, and the number of common shares outstanding will be reduced. As a consequence, the aggregate par value of the outstanding shares will be reduced, while the aggregate capital in excess of par value, for statutory and accounting purposes, will be increased.

     If the reverse split is approved, the per share information and the average number of shares outstanding, as presented in our previously issued consolidated financial statements and other publicly available information, would be restated following the effective date to reflect the reverse split.

     If the reverse split is approved, the effective date thereof is expected to be on the opening of the market on the business day immediately following the closing date of the rights offering. On the effective date, without any further action on our part or on the part of our stockholders, each 40 shares of the issued and outstanding common stock would be automatically converted into one share of our new common stock. In addition, each option and warrant to purchase 40 shares of the old common stock would become an option and warrant to purchase one share of our new common stock.

     No fractional shares of the new common stock will be issued to any stockholder as a result of the reverse split. Instead, a stockholder who would hold fractional shares as a result of this reverse split will be entitled to receive in lieu of such shares their cash equivalent, which is calculated as the number of old shares which would become fractional multiplied by the stock price as reported on the OTC Bulletin Board 5 days before the effective date of the reverse split. We believe that the cost of purchasing such fractional shares would be nominal. No interest is payable on the cash in lieu of fractional share amounts.

     As soon as is practicable after the effective date, we will send a letter of transmittal to each stockholder of record as of the effective date for use in transmitting certificates representing shares of common stock to our transfer agent. The letter of transmittal will contain instructions for the surrender of certificates representing shares of the old common stock to the transfer agent in exchange for certificates representing the number of shares of the new common stock. No new certificates will be issued to a stockholder until such stockholder has surrendered all old certificates together with a properly completed and executed letter of transmittal to the transfer agent. Upon proper completion and execution of the above, stockholders will receive a new certificate or certificates representing the number of whole shares of the new common stock such stockholder now holds.

     Provided certificates representing shares of the new common stock are issued in the same name as certificates representing shares of the common stock surrendered for exchange; no service charges or taxes will be payable by stockholders in connection with the exchange of certificates; all such costs shall be borne by the Company.

     No stockholder’s interest will be completely eliminated by the reverse split, except for those stockholders, if any, who own fewer than 40 shares of common stock. No officer, director, associate or affiliate of us shall derive any material benefit from the reverse split other than those that would be enjoyed by any other person who holds the same number of shares.

Federal Tax Consequences of Reverse Stock Split

     NO RULING FROM THE UNITED STATES INTERNAL REVENUE SERVICE OR OPINION OF COUNSEL WILL BE OBTAINED REGARDING THE FEDERAL INCOME TAX CONSEQUENCES TO OUR STOCKHOLDERS AS A RESULT OF THE REVERSE STOCK SPLIT. ACCORDINGLY, EACH STOCKHOLDER IS ENCOURAGED TO CONSULT HIS OR HER TAX ADVISOR REGARDING THE SPECIFIC CONSEQUENCES OF THE PROPOSED TRANSACTION TO SUCH STOCKHOLDER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX LAWS.

     We believe that the reverse stock split will qualify as a tax-free recapitalization under U.S. tax law for us and our stockholders. If, under Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended, the reverse split qualifies as a recapitalization, a stockholder of ours who exchanges his or her shares of old common stock for shares of new common stock will recognize no gain or loss as a result of the reverse split for federal tax purposes except for cash received in lieu of fractional shares. A stockholder’s aggregate tax basis in his or her shares of the new common stock would be the same as their aggregate tax basis in the old common stock. The holding period of shares of the new common stock would include the holding period of shares of the old common stock.

     A stockholder who receives cash in lieu of fractional shares will be treated for tax purposes as if we had issued fractional shares to him and he had immediately redeemed such shares for cash. Such stockholder should generally recognize gain or loss, as the case may be, measured by the difference between the amount of cash received and their basis in the stock allocable to the fractional shares. Such gain or loss will generally be a capital gain or loss if the stock was held as a capital asset, and such capital gain or loss will be a long-term capital gain or loss to the extent that the stockholder’s holding period of their stock exceeds 12 months.

     The affirmative vote of stockholders holding not less than a majority of our issued and outstanding shares of common stock is required to approve Proposal 4. Adoption of this proposal is conditioned on the approval of Proposals 3 and 5. Lacy Harber, who holds 56.9% of our outstanding common stock, has advised us of his intent to vote in favor of Proposal 4.

     The Board of Directors recommends a vote in favor of Proposal Four.

PROPOSAL FIVE

TO APPROVE A PROPOSED RIGHTS OFFERING TO OUR EXISTING
STOCKHOLDERS AND THE USE BY OUR PRINCIPAL STOCKHOLDER OF
AMOUNTS DUE TO HIM FROM US UNDER A PROMISSORY NOTE AS PAYMENT
FOR A PORTION OF THE SHARES OF OUR COMMON STOCK THAT HE WILL
PURCHASE IN THE RIGHTS OFFERING

     Assuming that Proposals 3 and 4 are approved, we intend to conduct a rights offering to existing stockholders of record. In the rights offering, as of a record date to be established in the future, we will issue to our stockholders the right to purchase one and -1/4 new shares of our post-reverse split common stock for each 40 old shares of pre-reverse split common stock owned as of the record date. For example, if a holder owned 400,000 pre-reverse split shares of our common stock on the record date (10,000 post-reverse split shares), such holder will have the right to purchase 12,500 post-reverse split shares in the rights offering.

     The offering price of the shares to be sold in the rights offering is $4.80 per share (equating to $0.12 per pre-reverse split share). As of June 13, 2005, the closing price of the common stock as reported on the Bulletin Board maintained by the NASD was $0.16 per share.

     We intend to file a Registration Statement on Form S-1 with the U.S. Securities and Exchange Commission in the near future with respect to the rights offering and will only commence the rights offering after that registration statement has become effective.

Use of the LJH Note to Purchase Shares in the Rights Offering

     We have previously issued a promissory note to Mr. Harber (the “LJH Note”) in the original principal amount of $14,411,704. This note was issued on April 8, 2004, when we refinanced (effective March 31, 2004) all of our previously outstanding debt due to Mr. Harber. For a description of the loans that we refinanced, see “Certain Relationships and Related Transactions” above. The LJH Note is currently due on January 31, 2008. The LJH Note bears interest at the rate of 18% per annum, 6% of which is payable in cash and 12% of which is payable in kind. Unless the LJH Note is prepaid, the principal amount of the LJH Note (including interest previously paid in kind and accrued but unpaid interest to the maturity date of the note) will be $24,089,637 at maturity. Between the date of this proxy statement and the maturity date of the LJH Note, we will also have paid cash interest to LJH exceeding $3,500,000.

     Subject to the approval of Proposal 5 by our stockholders, we have agreed to allow Mr. Harber to use amounts due to him from us under the LJH Note (including interest previously paid in kind and accrued but unpaid cash and PIK interest to the closing date of the rights offering) as consideration (on a dollar-for-dollar basis) to exercise rights that he will receive to purchase shares of Common Stock in the rights offering. Mr. Harber has agreed to use the LJH

Note for this purpose to the full extent of amounts due under the LJH Note but unpaid cash and PIK interest to the closing date of the rights offering).

     Based on his current ownership of our shares, Mr. Harber will have the right to purchase 4,560,578 post-reverse split shares in the rights offering for a total purchase price of $21,890,775. The LJH Note is anticipated to have a balance due (including interest previously paid in kind and accrued but unpaid cash and PIK interest) as of July 31, 2005 of $18,067,004. As such, if the rights offering were to close on July 31, 2005, we would issue to Mr. Harber 3,763,959 post-reverse split shares of our common stock based on his use of the LJH Note to pay the purchase price for such shares. Further, Mr. Harber would have the right at that date, but not the obligation, to purchase up to an additional 796,619 shares of common stock in the rights offering for an aggregate cash purchase price of $3,823,771.

     If only Mr. Harber purchases shares in the rights offering and Mr. Harber’s purchase is only to the extent of using the LJH Note as full payment to purchase shares, and no other stockholders exercise their right to purchase shares in the rights offering, Mr. Harber will own 72.8% of our outstanding common stock (58.3% on a fully diluted basis after maturity of the Senior Notes and Junior Notes and final exercise of the LJH Warrant).

     The following table sets forth, after giving effect to the proposed reverse split, (1) our actual capitalization as of March 31, 2005, (2) our pro forma capitalization as of March 31, 2005 as if the LJH Note had been used on that date to purchase shares in the rights offering as set forth above (and such purchase was the only purchase of shares made in the rights offering), and (3) our pro forma capitalization as of March 31, 2005 as if on that date: (a) the LJH Note had been used to purchase shares in the rights offering as set forth in (2) and (b) the remaining Senior Notes and Junior Notes had automatically converted into common stock and the LJH Warrant had been exercised in full:

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Table in thousands	March 31, 2005
	Actual	Adjustments		Pro Forma	Adjustments		Pro Forma
	Unaudited	Unaudited		Unaudited	Unaudited		Unaudited
Revolving loan	$5,662	$—		$5,662	$—		$5,662
Notes payable to financial institutions	13,818	—		13,818	—		13,818
Capital lease obligation	4,778	—		4,778	—		4,778
Related party term loan	15,862	(15,862	) (A)	—	—		—
Old senior subordinated notes due 2008	16,247	—		16,247	—		16,247
New senior subordinated convertible PIK notes due 2006	61,437	—		61,437	(61,437)	(B)	—
Junior subordinated convertible PIK notes due 2007	940	—		940	(940)	(B)	—

Total debt	$118,744	$(15,862)		102,882	$(62,377)		40,505

Stockholders’ equity (deficit):

Preferred stock, $0.01 par value, 1,000,000 shares authorized, none outstanding, 15,000 shares designated series A junior participating	$—	$—		$—	$—		$—
Common Stock, $0.001 par value, 100,000,000 shares authorized, 6,413,979 post-reverse split shares issued and outstanding on March 31, 2005, 10,177,938 post-reverse split shares issued and outstanding pro forma, and 15,381,632 post-reverse split shares issued and outstanding pro forma	6	4	(A)	10	5	(C)	15

Additional paid in capital	239,350	15,858	(A)	255,208	62,434	(C)	317,642
Accumulated deficit	(275,766)	—		(275,766)	—		(275,766)

Total stockholders’ (deficit) equity	$(36,410)	$15,862		$(20,548)	$62,439		$41,891

Total capitalization	$82,334	$—		$82,334	$62		$82,396

(A)	Represents the use of the LJH Note to purchase shares in the rights offering in the manner described above.

(B)	Represents the conversion of the outstanding Senior Notes and the outstanding Junior Notes into shares of common stock at their maturity.

(C)	Reflects: (i) the issuance of 3,462,572 (post-reverse split) shares to the holders of the Senior Notes and Junior Notes upon the maturity of such Notes; and (ii) the issuance of 1,561,122 (post-reverse split) shares to our principal stockholder upon the complete exercise of the LJH Warrant. Upon the maturity of the Senior Notes and Junior Notes, upon the complete exercise of the LJH Warrant, and upon the use of the LJH Note within the rights offering, we will have 15,381,632 (post-reverse split) shares of common stock outstanding.

Maximum Shares Issuable in the Rights Offering

     If stockholders purchase all of the shares available for purchase in the rights offering, after completion of the rights offering we will have 14,431,453 post-reverse split shares outstanding (and we will have raised, assuming the rights offering closes on July 31, 2005, gross proceeds of $20,416,832 (excluding the amount of the LJH Note). There can be no assurance that any shares (other than shares issued to Mr. Harber based on his use of the LJH Note) will be purchased in the rights offering.

     Additionally, in such event, on a fully diluted basis, when the Senior Notes and Junior Notes convert into common stock at their maturity (December 31, 2006 and January 2, 2007, respectively), and the LJH warrant is fully exercised, and will have 19,635,147 post-reverse split shares outstanding.

Senior Notes and Junior Notes

     In connection with the rights offering, holders of Senior Notes and Junior Notes will be given an opportunity to participate in the rights offering if they agree to convert their Senior Notes and Junior Notes into the number of shares of common stock that the Senior Notes and Junior Notes will convert into at their maturity. Holders of Senior Notes and Junior Notes who agree to an early conversion of their notes on these terms will be permitted to participate in the rights offering on the same terms as other stockholders.

     If holders of Senior Notes and Junior Notes agree to an early conversion of their notes, Mr. Harber will be given the opportunity, at the time of the early conversion of the Senior Notes and the Junior Notes, to exercise the LJH Warrant and to thereafter purchase, for cash, additional shares in the rights offering based on the shares that he acquires on the exercise of the LJH Warrant. If less than all holders of Senior Notes and Junior Notes elect to convert their notes into common stock, we will allow LJH to exercise the LJH Warrant in part and will issue a replacement warrant to him for the shares that he may purchase on maturity of the untendered Senior Notes and Junior Notes (such that LJH will receive upon the full exercise of the LJH Warrant such number of shares of common stock that he would have otherwise received had the Senior Notes and the Junior Notes automatically converted into Common Stock at their maturity and had LJH exercised the LJH Warrant immediately thereafter).

     If all holders of the Senior Notes and Junior Notes agree to an early conversion of their notes, Mr. Harber fully exercises the LJH Warrant and thereafter all holders of our common stock (including all such note holders) fully subscribe to purchase all available shares in the rights offering, we will have 26,139,765 post-reverse split shares outstanding (and we would have raised, assuming the rights offering closes on July 31, 2005, gross proceeds of $51,638,996 (excluding the LJH Note). There can be no assurance that any shares (other than shares issuable to Mr. Harber with respect to his use of the LJH Note to purchase shares) will be sold in the rights offering.

Background and reasons for the rights offering

     The rights offering and our decision to allow Mr. Harber to use the LJH Note to purchase shares of our common stock in the rights offering are part of our ongoing effort to clean up and deleverage our balance sheet. The rights offering also provides us with an opportunity to raise incremental working capital for our business.

     Our board of directors has unanimously approved the rights offering and the use of the LJH Note to purchase shares in the rights offering. In making its determination, our board considered a number of factors, including the following:

•	We have worked hard over the last few years to clean up our balance sheet. Our February 2002 restructuring of our debt and equity, the sale of our Aerocell Structures operation in July 2002, the sale of our Miramar facility in March 2004, the establishment of our senior credit facilities with CIT and Monroe Capital and our recently completed Senior Note and Junior Note tender offer, have significantly improved our balance sheet. However, without considering the remaining outstanding Senior Notes and Junior Notes, we remain highly leveraged. The use of the LJH Note to purchase shares in the rights offering will significantly deleverage us and, we believe, improve our stability in the eyes of our current and future customers, vendors and parties with whom we might engage in transactions in the future.

•	Elimination of the LJH Note will increase annual pre-tax income by $2,700,000 per year by reducing our cash interest by $900,000 per year and our PIK interest charges by $1,800,000 million per year, and will be accretive from an earnings per share perspective to our existing stockholders.

•	Elimination of the LJH Note will expand our capacity for additional borrowing which can be used to continue the growth of our business.

•	The rights offering allows all of our existing stockholders who elect to participate in the rights offering and acquire additional shares of our post-reverse split common stock to substantially maintain their interest in TIMCO Aviation Services, Inc.

•	If our stockholders subscribe to purchase shares in the rights offering, it will provide us with additional incremental working capital for use in our business and for other corporate purposes.

•	Assuming that Mr. Harber is the only purchaser of shares in the rights offering, and assuming he fully subscribes to purchase all shares that have been allocated to him for purchase in the rights offering, Mr. Harber’s percentage interest in TIMCO Aviation Services, Inc. will increase to 74.8% (60.4% on a fully-diluted basis), from his current ownership level of 56.9% (44.8% on a fully diluted basis).

     In approving the rights offering and the decision to allow the LJH Note to be used as payment for the purchase of shares in the rights offering, the board weighed its costs and risks, including the transaction costs associated with the rights offering, the dilution to stockholders who do not participate in the rights offering, and the potential adverse impact of the rights offering and the transactions that will occur in conjunction with the rights offering on the trading market for our common stock. However, the board determined that the benefits of the rights offering and allowing the LJH Note to be used as payment for shares purchased in the rights offering outweighed these costs and risks.

     The foregoing discussion is not intended to be exhaustive. It is intended to address the principal factors upon which the board based the rights offering and the decision to allow Mr. Harber to use the LJH Note to purchase shares in the rights offering. In approving the terms of the rights offering and the decision to allow Mr. Harber to use the LJH Note to purchase shares in the rights offering, our board considered all factors as a whole and did not assign specific weight to specific factors.

     Given the approval of our full board, six members of which are “disinterested” with respect to Mr. Harber under Delaware law, our board did not appoint a committee of independent directors or retain an independent representative to negotiate the terms of the rights offering. The Board did obtain a fairness opinion from Houlihan Lokey Howard & Zukin Capital (“Houlihan Lokey”)which is described below. The offer does not require the approval of the holders of our senior debt or the holders of our Senior Notes or Junior Notes, and given the voluntary nature of the rights offering, we do not believe that any such approvals are necessary or appropriate.

Fairness opinion of Houlihan Lokey

     Houlihan Lokey has delivered its independent opinion to the board of directors stating that the rights offering is fair to our stockholders from a financial point of view. Houlihan Lokey’s opinion does not address the fairness of the rights offering to Mr. Harber.

     Houlihan Lokey is a nationally recognized investment banking firm that is continually engaged in providing financial advisory services in connection with mergers and acquisitions, leveraged buyouts, business valuations for a variety of regulatory and planning purposes, recapitalizations, financial restructuring, and private placements of debt and equity securities. Houlihan Lokey acted as our financial advisor in our February 2002 restructuring and has continued to provide financial advisory services to us since that transaction.

     A copy of the fairness opinion, which sets forth the assumptions made, the matters considered and certain limitations on the scope of review undertaken by Houlihan Lokey, is attached to this proxy statement as Annex “B.” The summary of the fairness opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the fairness opinion.

     In arriving at its opinion, Houlihan Lokey made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Among other things, Houlihan Lokey:

•	Reviewed our annual reports on Form 10-K for the fiscal years ended December 31, 2002, 2003, and 2004 and our latest quarterly report on Form 10-Q for the three month period ended March 31, 2005;

•	Reviewed detailed financial forecasts and projections prepared by our management with respect to us for the fiscal year ending December 31, 2005;

•	Reviewed summary projections prepared by our management with respect to us for the fiscal years ended December 31, 2005, 2006, and 2007;

•	Reviewed the March 31, 2005 balance sheet, pro forma for the financing transaction with Monroe Capital;

•	Reviewed details of all adjustments to EBITDA including non-recurring or extraordinary costs;

•	Spoke with certain members of our senior management to discuss our operations, financial condition and financial projections;

•	Reviewed the Offering Circular dated January 26, 2005 describing our tender offer transaction which was completed on March 15, 2005;

•	Reviewed the Amended and Restated Consolidated Term Promissory Note dated March 31, 2004, memorializing the LJH Note;

•	Reviewed the Commitment to Purchase Shares Agreement between us and LJH Ltd., and the attached Transaction Term Sheet, both in draft form, dated May 16, 2005;

•	Reviewed the historical market prices and trading volume for our publicly traded securities;

•	Reviewed certain other publicly available financial data for certain companies they deemed comparable to our business, and publicly available prices and premiums paid in other transactions they deemed similar to the transactions contemplated herein;

•	Reviewed certain publicly disclosed rights offering transactions; and

•	Conducted such other studies, analyses and inquiries they deemed appropriate.

     The fairness opinion is based on the business, economic, market and other conditions, as they existed as of May 27, 2005, the date on which the rights offering was approved by our Board of Directors . In rendering the fairness opinion, Houlihan Lokey relied upon and assumed, without independent verification, that the financial forecasts and projections provided to Houlihan Lokey by us have been reasonably prepared and reflect the best current available estimates of the future financial results and condition of our Company and that there has been no material change in the assets, financial condition, business or prospects of our Company since the date of the most recent financial statements made available to Houlihan Lokey. Houlihan Lokey did not independently verify the accuracy or completeness of the information supplied to it with respect to us and does not assume responsibility for it. Houlihan Lokey did not make any physical inspection or independent appraisal of the properties or assets of our Company.

     Houlihan Lokey’s opinion does not constitute a recommendation to any stockholder as to whether such holder should vote for the transactions described in this proxy statement or purchase shares in the rights offering, and should not be relied upon by any stockholder as such.

Plans of TIMCO Aviation Services, Inc. Following the Rights Offering

     Following the consummation of the rights offering, we intend to continue to conduct our business and operations substantially in the same manner as they are currently being conducted. Although we continually evaluate the merits of potential commercial and strategic transactions, we currently have no plans, proposals or negotiations that would result in:

•	the acquisition by any person of additional securities of Timco Aviation Services, or the disposition of securities of Timco Aviation Services;

•	an extraordinary corporate transaction, such as a merger, reorganization, liquidation or sale or transfer of a material amount of assets involving us or any of our subsidiaries;

•	any change in our present board of directors or management, including but not limited to a plan or proposal to change the number or term of our directors, to fill any existing vacancy on our board of directors or to change any material term of the employment contract of any of our executive officers;

•	any material change in our indebtedness or capitalization and the application from time to time of available cash to repay outstanding debt;

•	other than the contemplated reverse stock split described herein, any other material change in our corporate structure or business;

•	other than the changes described herein, any changes in our certificate of incorporation or bylaws or any other actions that may impede the acquisition or control of us by any person;

•	any class of our equity securities becoming eligible for termination under Section 12(g)(4) of the Exchange Act; or

•	the suspension of our obligation to file reports under Section 15(d) of the Exchange Act.

Determination of Rights Offering Subscription Price

     The subscription price of the shares to be issued in the rights offering rights was determined by our board of directors without any independent valuation or appraisal of the value of our common stock. The subscription price is not necessarily related to our assets, book value or net worth or any other established criteria of value and may not be indicative of the fair value of the securities offered. In determining the subscription price, the board of directors considered, among other things, our earnings and prospects, issues currently affecting the aviation industry and the markets in which we operate, our stock price and the general conditions of the securities markets, as well as our need for capital.

Use of Proceeds

     We will use the net proceeds of the rights offering, if any, to fund the growth of our business and for other general corporate purposes. We have determined that, given current market conditions, this rights offering is the most appropriate means of raising equity capital because it affords our existing stockholders the preferential opportunity to subscribe for new shares of common stock and to maintain their proportionate ownership interest in the Company.

Federal Tax Consequences of Rights Offering to the Company

     We will not incur any Federal income tax liabilities on the issuance of the rights and the sale of the shares of common stock in the rights offering.

Vote Required

     A vote on the matters contemplated by Proposal 5 is not required under Delaware law. However, our Board has nevertheless determined to seek shareholder approval of the rights offering and the decision to allow Mr. Harber to use the LJH to pay for shares purchased in the rights offering. In that regard, the affirmative vote of stockholders holding not less than a majority of our issued and outstanding shares of common stock will be required to approve this Proposal 5. Adoption of this proposal is conditioned on the approval of Proposals 3 and 4. Lacy Harber, who holds 56.9% of our outstanding common stock, has advised us of his intent to vote in favor of Proposal 5.

     The Board of Directors recommends a vote in favor of Proposal Five.

PROPOSAL SIX

APPROVAL OF AN AMENDMENT TO THE 2003 STOCK INCENTIVE PLAN

     Stockholders are being asked to approve an amendment of the TIMCO Aviation Services, Inc. 2003 Stock Incentive Plan (the “2003 Plan”). This amendment to the 2003 Plan will increase the number of shares of common stock reserved for purchase under the plan from 5,800,000 shares (145,000 post-reverse split shares) to 2,500,000 post-reverse split shares. Of these 2,500,000 post-reverse split shares, the maximum number of shares that may be issued pursuant to incentive stock options is 2,500,000 post-reverse split shares.

     A draft of the proposed amendment to the 2003 Plan is included as Annex “C” to this proxy statement.

     The purpose of the 2003 Plan is to continue to advance the interests of TIMCO Aviation Services, Inc. by allowing us to attract, retain, reward, and motivate individuals eligible under the plan to strive for our continued success by giving them additional opportunities to purchase further equity stakes in the Company.

Eligibility

     All eligible individuals will be able to participate in the amended plan. Eligible individuals directors, officers, employees, independent contractors and consultants of, and certain individuals who have accepted an offer of employment with, the Company and its subsidiaries and affiliates are eligible to participate in the amended plan.

Transferability of Awards

     Awards are non-transferable other than by will or by the laws of descent and distribution or as otherwise expressly allowed by the compensation committee pursuant to a gift to members of an eligible person’s immediate family. See “Transfer of Option to Family Member,” below, for further details. The gift may be directly or indirectly, by means of a trust, partnership, or otherwise. Stock options and SARs may be exercised only by the optionee, any such permitted transferee or a guardian, legal representative or beneficiary.

Change of Control

     If there is a change in control of TIMCO Aviation Services, Inc., any award that is not exercisable and vested will immediately become exercisable and vested, and vested and performance based awards will be deemed earned and payable in full, unless the compensation committee deems, in good faith, that the awards should be honored, assumed, or substituted with equivalent or better awards by new management following the change in control.

Amendments, Modifications, and Termination

     The Board of Directors may, at any time, suspend or terminate the 2003 Plan, but the board may not impair the rights of holders of outstanding awards without the holder’s consent. No amendment to the 2003 Plan may be made without consent of our stockholders. In the event that an award is granted to a person residing outside of the United States, the board may, at its discretion, modify the terms of the agreement to comply with the laws of the country of which the eligible individual is a resident. The plan shall terminate 10 years after its effective date.

Federal Income Tax Consequences

     In October 2004, the U.S. Congress enacted tax legislation establishing new rules and limitations with respect to non-qualified deferred compensation plans. This legislation (codified in Section 409A of the Internal Revenue Code) applies to restricted stock units, stock appreciation rights, stock options and to the deferral of option or other equity award gains pursuant to a separate non-qualified deferred compensation plan. The requirements of Section 409A include, but are not limited to, limiting distributions of deferred compensation to specified dates, requirements as to the timing of deferral elections and limitation on the ability to change deferral elections. Failure to comply with the new rules will result in immediate taxation of amounts deemed improperly deferred, plus a 20% additional penalty tax and interest charges on late tax payments.

     Assuming the requirements of Section 409A of the Internal Revenue Code are satisfied, the following is a summary of the federal income tax rules relevant to individuals who participate in the 2003 Plan, based on the Internal Revenue Code. This summary does not address every situation that may result into taxation, and does not address tax situations which may be unique to certain participants in the plan, nor does it take into account state, local, or foreign tax consequences which may result from the plan. In addition, the Internal Revenue Code is a highly technical and very fluid code, and is subject to change in the future. Individuals eligible under the plan should consult their personal tax advisor to determine their individual tax consequences from participation in the plan.

     Options. Stock options under the 2003 Plan may be either nonqualified stock options or incentive stock options for federal income tax purposes.

     Nonqualified Stock Options. Generally, the optionee does not recognize any taxable income at the time of grant of a nonqualified stock option which has an exercise price equal to the fair market value of the underlying stock as of the grant date. Upon the exercise of the nonqualified option, the optionee will recognize ordinary income, subject to wage and employment tax withholding, equal to the excess of the fair market value of the common stock acquired as of the date of exercise over the exercise price. We will be entitled to a deduction equal to the ordinary income. The optionee will have a capital gain or loss upon the subsequent sale of the stock in an amount equal to the sale price less the fair market value of the common stock on the date of exercise. The capital gain or loss will be long- or short-term depending on whether the stock was held for more than one year after the exercise date. We will not be entitled to a deduction for any capital gain realized. Capital losses on the sale of common stock acquired upon an option’s exercise may be used to offset capital gains. If capital losses exceed capital gains, then up to $3,000 of the excess losses may be deducted from ordinary income. Remaining capital losses may be carried forward to future tax years.

     The exercise of a nonqualified stock option through the delivery of previously acquired shares of common stock will generally be treated as a non-taxable, like-kind exchange as to the number of shares surrendered and the identical number of shares received under the option. That number of shares will take the same basis and, for capital gains purposes, the same holding period as the shares that are given up. The value of the shares received upon such an exchange that are in excess of the number given up will be includible as ordinary income to the optionee at the time of the exercise. The excess shares will have a new holding period for capital gain purposes and a basis equal to the value of such shares determined at the time of exercise. Neither the optionee nor the transferee will realize taxable income at the time of a non-arm’s-length transfer of a nonqualified stock option as a gift. Upon the subsequent exercise of the option by the transferee, the optionee will realize ordinary income in an amount equal to the excess of the fair market value of the shares on the date of exercise over the option price. Upon a subsequent disposition of the shares by the transferee, the transferee will generally realize short-term or long-term capital gain or loss, with the basis for computing such gain or loss equal to the fair market value of the stock at the time of exercise.

     Incentive Stock Options. Generally, the optionee will not recognize any taxable income at the time of grant or exercise of an option that qualifies as an incentive option under Section 422 of the Code. However, the excess of the stock’s fair market value at the time of exercise over the exercise price will be included in the optionee’s alternative minimum taxable income as an item of adjustment and thereby may cause the optionee to be subject to an alternative minimum tax.

     In order to qualify for the incentive option tax treatment described in the preceding paragraph, the optionee must generally be employed by the Company or a parent or subsidiary corporation (as defined in the Code) continuously from the time of the option’s grant until three months before the option’s exercise, and the optionee must not sell the shares until the later of at least one year after the option’s exercise date and two years after its grant date (a “Qualifying Disposition”). If the optionee does not satisfy these conditions, the optionee will recognize taxable ordinary income when the optionee sells the shares in an amount equal to the difference between the option exercise price and the lesser of (i) the fair market value of the stock on the exercise date and (ii) the sale price. If the sale price exceeds the fair market value on the exercise date, the excess will be taxable to the optionee as long-term or short-term capital gain, depending on whether the optionee held the stock for more than one year.

     To the extent that the aggregate fair market value of the stock with respect to which incentive stock options are exercised for the first time by an optionee during any calendar year exceeds $100,000, the options will be treated as non-qualified stock options for tax purposes.

     We will not be entitled to any deduction by reason of the grant or exercise of the incentive option or the sale of stock received upon exercise after the required holding period has been satisfied. If the optionee does not satisfy the required holding period before selling the shares and consequently recognizes ordinary income, we will be allowed a deduction corresponding to the optionee’s ordinary income.

     The exercise of an incentive stock option through the exchange of previously acquired stock will generally be treated in the same manner as such an exchange would be treated in connection with the exercise of a nonqualified stock option; that is, as a non-taxable, like-kind exchange as to the number of shares given up and the identical number of shares received under the option. That number of shares will take the same basis and, for capital gain purposes, the same holding period as the shares that are given up. However, such holding period will not be credited for purposes of the one-year holding period after exercise that is required for the new shares to receive incentive stock option tax treatment. Shares received in excess of the number of shares given up will have a new holding period and will have a basis of zero or, if any cash was paid as part of the exercise price, the excess shares received will have a basis equal to the amount of the cash. If a disqualifying disposition (a disposition before the end of the required holding period) occurs with respect to any of the shares received from the exchange, it will be treated as a disqualifying disposition of the shares with the lowest basis. If the exercise price of an incentive stock option is paid with shares of stock of TIMCO Aviation Services, Inc. acquired through a prior exercise of an incentive stock option, gain will be realized on the shares given up (and will be taxed as ordinary income) if those shares have not been held for the minimum incentive stock option holding period (two years from the date of grant and one year from the date of transfer), but the exchange will not affect the tax treatment, as described above of the shares received upon exercise.

     Transfer of Option to Family Member. The 2003 Plan permits transfers of options to participants’ immediate family members (as defined in the 2003 Plan) with the approval of the Committee. The optionee will not recognize taxable income if the optionee transfers a nonqualified stock option to a member of the optionee’s family. However, when the transferee of the option exercises the option, the optionee will recognize ordinary income, subject to wage and employment tax withholding, equal to the excess of the fair market value of the common stock acquired by the transferee of the option on the date of exercise over the exercise price. We will be entitled to a deduction equal to the ordinary income. The transferee of the option will have a capital gain or loss upon a subsequent sale of the stock in an amount equal to the sale price less the fair market value of the stock on the date the option was exercised. Any capital gain recognized by the transferee will be long-term capital gain if the transferee has held the stock for more than one year after the exercise date.

     SARs. To the extent that the requirements of Section 409A of the Internal Revenue Code are satisfied, there are no immediate tax consequences upon the receipt of a stock appreciation right, or “SAR”. The recipient will be subject to ordinary income tax, and wage and employment tax withholding, upon the exercise of a SAR. Upon the exercise of an SAR by receipt of our shares of common stock, the recipient will recognize ordinary income equal to the fair market value of the common stock received on the exercise date. We will be entitled to a corresponding deduction equal to the amount of ordinary income that the optionee recognizes. Upon the sale of common stock acquired upon exercise of an SAR, the recipient will recognize long- or short-term capital gain or loss, depending on whether the recipient has held the stock for more than one year from the date of exercise.

     Performance Share or Performance Unit. To the extent that the requirements of Section 409A of the Internal Revenue Code are satisfied, the granting of a performance share or performance unit ward does not result in taxable income to the recipient. When the award is paid or distributed, the full value paid or distributed will be considered as ordinary income to the recipient unless a deferral of the payment or distribution is elected in accordance with Section 409A of the Internal Revenue Code. We will receive a corresponding tax deduction.

     Restricted Stock. Generally, an employee or non-employee director who receives restricted stock will recognize ordinary income at the time that the restricted stock is no longer subject to forfeiture. The amount of such income will be determined based on the fair market value of our stock at that time. We will be entitled to a deduction at the same time and in the same amount. The holding period to determine whether the employee or non-employee director has long-term or short-term capital gain or loss on a subsequent sale generally begins when the restricted period expires, and the employee’s or non-employee director’s tax basis for such shares will generally equal the fair market value of such shares at that time. However, an employee or non-employee director may elect under Section 83(b) of the Code, within 30 days after the date of any restricted stock grant, to recognize taxable ordinary income on the date of grant in the amount equal to the excess of the fair market value of the shares of restricted stock over the amount, if any, paid for the restricted stock. By reason of such an election, the participant’s holding period will commence on the date of grant and he or she will have a tax basis equal to the fair market value of the shares on that date (determined without regard to the restrictions imposed under the Plan). Likewise, we will be entitled to a deduction at that time in the amount that is taxable as ordinary income by reason of the election. If shares are forfeited after making such an election, the participant will not be entitled to a deduction, loss or credit for the ordinary income recognized or the taxes paid in respect of the Section 83(b) election, but would generally be entitled to a capital loss for the amount, if any paid for the forfeited shares.

     Restricted Units. An eligible individual receiving a restricted unit award will not have taxable income when the restricted unit or any dividend equivalents are credited to his or her account. He or she will recognize ordinary income equal to the fair market value of the shares of our stock delivered (or the amount of cash paid in lieu of such shares), plus the amount of cash and the fair market of any property credited to his or her account as dividend equivalents when the restricted unit is no longer subject to forfeiture. We will generally be entitled to a deduction for the year in which, and in the amount that, the eligible individual recognizes ordinary income.

     Deferral Provision. The 2003 Plan contains provisions which would allow the compensation committee to establish rules and regulations permitting the deferral of payments or the distribution of awards upon the election to do so by the award recipient. The establishment of such deferral provisions, if elected, would be done in compliance with the requirements of Section 409A of the Internal Revenue Code and other applicable tax law.

     Withholding Taxes. Because the amount of ordinary income the optionee recognizes with respect to the receipt or exercise of an award may be treated as compensation that is subject to applicable withholding of federal, state and local income taxes and employment taxes, the Company may require the participant to pay the amount required to be withheld by the Company before delivering to the participant any shares received under the 2003 Plan. Arrangements for payment may include deducting the amount of any withholding or other tax due from other compensation, including salary or bonus, otherwise payable to the participant.

     Pursuant to the Plan, we may also deduct, from any payment or distribution of shares under the plan, the amount of any tax required by law to be withheld with respect to such payment, or may require the participant to pay such amount to us prior to, and as a condition of, making such payment or distribution. Subject to rules and limitations established by the compensation committee, the participant may elect to satisfy the withholding required, in whole or in part, either by having us withhold shares of common stock from any payment under the plan or by the participant delivering shares of common stock to us. The portion of the withholding that is so satisfied will be determined using the fair market value of the common stock on the date when the amount of taxes to be withheld is determined.

     The use of shares of common stock to satisfy any withholding requirement will be treated, for federal income tax purposes, as a sale of such shares for an amount equal to the fair market value of the stock on the date when the amount of taxes to be withheld is determined. If previously owned shares of our common stock are delivered by a participant to satisfy a withholding requirement, the disposition of such shares would result in the recognition of gain or loss by the participant for tax purposes, depending on whether the basis in the delivered shares is less than or greater than the fair market value of the shares at the time of disposition.

     Section 162(m) Deduction Limitation. Section 162(m) of the Code generally provides that a publicly held corporation will not be allowed a deduction for employee compensation paid for the taxable year to its chief executive officer or to its four highest compensated officers other than the chief executive officer (each, a “Covered Employee”) to the extent that such compensation with respect to any such Covered Employee exceeds $1,000,000. However, any compensation that qualifies as “performance-based compensation” is not subject to this deduction limitation. We believe that all awards awarded pursuant to the 2003 Plan will qualify as performance-based compensation, and the compensation attributable to such awards will not, in the taxable year of exercise, be considered part of any non-performance-based compensation that is subject to the $1,000,000 deduction limitation. Performance awards and other awards will qualify as performance-based compensation only to the extent that such awards are made subject to vesting restrictions that are conditioned on the attainment of the Company performance goals or objectives that are generically described in the 2003 Plan and such awards satisfy other requirements under Section 162(m). We believe that qualified performance-based awards will qualify as performance-based compensation, as described above. However, any other award made under the 2003 Plan that is not subject to vesting or other restrictions that require the attainment of a corporation performance goal that is generically described in the 2003 Plan and associated with such award will not qualify as performance-based compensation, and amounts of compensation attributable to such awards will be added, in the year otherwise deductible, to all other components of compensation that are subject to the deduction limitation.

     Change In Control. Any acceleration of the vesting or payment of awards under the 2003 Plan in the event of a change in control of us may cause part or all of the consideration involved to be treated as an “excess parachute payment” under Section 280G of the Code, which may subject the participant to a 20% excise tax and which may not be deductible by us.

Vote Required

     The affirmative vote of stockholders holding not less than a majority of our issued and outstanding shares of common stock in attendance at the meeting, either in person or by proxy, is required to approve this Proposal 6. Lacy Harber, who holds 56.9% of our outstanding common stock, has advised us of his intent to vote in favor of Proposal 6.

     The Board of Directors recommends a vote in favor of Proposal Six.

PROPOSAL SEVEN

TO RATIFY THE APPOINTMENT OF GRANT THORNTON LLP AS OUR
INDEPENDENT AUDITORS FOR THE 2005 FISCAL YEAR

     We recently appointed the firm of Grant Thornton LLP as our independent auditors for the 2005 fiscal year. The audit committee, which has selected Grant Thornton LLP to serve as our independent auditors, believes that Grant Thornton LLP has the personnel, professional qualifications and independence necessary to act as the Company’s independent auditors.

     The ratification by our stockholders of the audit committee’s selection of independent public accountants is not mandated by Delaware law, our bylaws or other legal requirements. However, the audit committee is submitting its election of Grant Thornton LLP to our stockholders for ratification this year consistent with our past practice. If the selection of Grant Thornton LLP is ratified by our stockholders at the Annual Meeting, the audit committee, in its discretion, nevertheless may select and appoint a different independent accounting firm at any time. If the stockholders do not ratify the selection of Grant Thornton LLP, the audit committee will reconsider the retention of that firm, but the audit committee would not be required to select another firm as independent public accountants and may nonetheless retain Grant Thornton LLP. If the audit committee does select another firm to serve as the Company’s independent public accountants, whether or not the stockholders have ratified the selection of Grant Thornton LLP, the audit committee would not be required to call a special meeting of the stockholders to seek ratification of the selection, and in all likelihood would not call a special meeting for that purpose. In all cases, the audit committee will make any determination as to the selection of the Company’s independent public accountants in light of the best interests of the Company and its stockholders.

     Approval of this Proposal Seven will require the affirmative vote of not less than a majority of the outstanding shares of common stock in attendance at the meeting. Lacy Harber, who holds 56.9% of our outstanding common stock, has advised us of his intent to vote his shares in favor of this Proposal 7.

     The Board of Directors recommends a vote in favor of Proposal Seven.

OTHER MATTERS

     The board of directors is not aware of any other business that may come before the meeting. However, if additional matters properly come before the meeting, proxies will be voted at the discretion of the proxy-holders.

CONTACTING THE BOARD OF DIRECTORS

     Stockholders may communicate with the board of directors by directing their communications in a hard copy (i.e. non-electronic) written form to the attention of one or more members of the Board or Directors, or to the Board of Directors collectively, at our principal executive office located at 623 Radar Road, Greensboro, North Carolina 27410, Attention: Corporate Secretary. A stockholder communication must include a statement that the author of such communication is a beneficial or record owner of shares of our common stock. Our corporate secretary will review all communications meeting the requirements discussed above and will remove any communications relating to (i) the purchase or sale of our products or services; (ii) communications from suppliers or vendors relating to our obligations or the obligations of one of our subsidiaries to such supplier or vendor; (iii) communications from pending or threatened opposing parties in legal or administrative proceedings regarding matters not related to securities law matters or fiduciary duty matters, and (iv) any other communications that the corporate secretary deems, in his reasonable discretion, to be unrelated to our business. The corporate secretary will compile all communications not removed in accordance with the procedure described above and will distribute such qualifying communications to the intended recipient(s). A copy of any qualifying communications that relate to our accounting and auditing practices will also be automatically sent directly to the Chairman of the Audit Committee, whether or not it was directed to such person.

STOCKHOLDER PROPOSALS

     Stockholder proposals intended to be presented at the 2006 Annual Meeting of Stockholders must be received by our corporate secretary not later than March 31, 2006 at our principal executive offices, 623 Radar Road, Greensboro, North Carolina 27410, Attention: Corporate Secretary, for inclusion in the proxy statement and proxy relating to the 2006 Annual Meeting of Stockholders. Additionally, we must receive notice of any stockholder proposal to be submitted at the 2006 Annual Meeting of Stockholders (but not required to be in our proxy statement) by March 31, 2006, or such proposal will be considered untimely pursuant to Rule 14a-4 and 14a-5(e) under the Exchange Act. The persons named in the proxies solicited by management may exercise discretionary voting authority with respect to such proposal.

ADDITIONAL INFORMATION

     The Company is delivering its Annual Report to its stockholders with this proxy statement. The Company will furnish without charge to any stockholder submitting a written request, the Company’s 2004 Annual Report on Form 10-K, as amended, as filed with the Securities and Exchange Commission, including the financial statements and schedules thereto. Such written requests should be directed to the Company, Attention: Corporate Secretary, at the address set forth above.

BY ORDER OF THE BOARD OF DIRECTORS

Roy T. Rimmer, Jr., Chairman of the Board

Greensboro, North Carolina
July __, 2005

Annex “A”

TEXT OF PROPOSED AMENDMENTS TO TIMCO AVIATION
SERVICES, INC.’S CERTIFICATE OF INCORPORATION

     The Certificate of Incorporation of TIMCO Aviation Services, Inc. is to be amended as follows:

1.	The first paragraph of Article IV thereof is amended in its entirety to read as follows:

The total number of shares of capital stock which the Corporation shall have the authority to issue is 101,000,000 shares, of which (i) 100,000,000 shares shall be Common Stock, par value $0.001 per share (the “Common Stock”), and 1,000,000 shares shall be Preferred Stock, par value $0.01 per share (the “Preferred Stock”).

2.	A new paragraph to Article IV thereof shall be added as follows:

Simultaneous with the effective date of the filing of this Amendment to the Certificate of Incorporation (the “Effective Date”), each forty (40) shares of old Common Stock (and each option, warrant, and all other securities convertible into shares of old Common Stock, that represent the right to acquire forty (40) shares of old Common Stock) of the Corporation issues and outstanding or held as treasury shares immediately prior to the Effective Date (the “Old Common Stock”) shall automatically be reclassified and continued (the “Reverse Split”) without any action on the part of the holder thereof, as one (1) share of new Common Stock (or as an option, warrant, or other security convertible into shares of new Common Stock, into the right to acquire one (1) share of new Common Stock, as the case may be). The Corporation shall not issue fractional shares on account of the Reverse Split. Holders of Old Common Stock who would otherwise be entitled to a fraction of a share on account of the Reverse Split shall receive, upon surrender of the stock certificates formerly representing shares of Old Common Stock, in lieu of such fractional share, an amount of cash (the “Cash-in-Lieu Amount”) equal to the product of (i) the fractional share which a holder would otherwise be entitled to, multiplied by (ii) the average of the closing price per share of the Old Common Stock on the five trading days immediately prior to the Effective Date as officially reported on the OTC Bulletin Board. No interest shall be payable on the Cash-in-Lieu Amount.

3.	The first paragraph of Article VI, Section 3 thereof is amended in its entirety to read as follows:

The number of Directors of the Corporation shall be fixed by resolution duly adopted from time to time by the Board of Directors. The Directors shall not be subject to classification. Directors shall be elected annually to serve a term expiring at the next annual meeting of stockholders, or until such Directors, successors, are elected, qualified, or until their earlier death, resignation, or removal. At each annual meeting of stockholders, Directors shall be elected by a plurality of the votes cast at such meeting.

A-1

Annex “B”

HOULIHAN LOKEY FAIRNESS OPINION

May 27, 2005

To the Board of Directors of
TIMCO Aviation Services, Inc.

Dear Members of the Board:

We understand that TIMCO Aviation Services, Inc. (“TIMCO” or the “Company”) is contemplating a rights offering (“Rights Offering”) whereby all holders of the Company’s fully diluted common stock may purchase up to 125% of their current holdings, on a pro rata basis, at a price of $0.12 per share (the “Transaction Price”). We also understand that the Company’s principal shareholder (“LJH” or the “Majority Shareholder”), has agreed to exercise his rights by converting a $17.3 million, 18.0% Secured Term Loan (the “LJH Note”) into common stock at the Transaction Price (the “Conversion”, together with the Rights Offering, the “Transaction”). To the extent LJH has remaining rights, he may exercise these rights for cash. We further understand that as part of the Transaction, Holders of the Company’s 8.0% New Senior Convertible PIK Notes due 2006 (the “New Senior Sub Notes”) and 8.0% Junior Convertible PIK Notes due 2007 (the “Junior Sub Notes” and together with the New Senior Sub Notes, the “Sub Notes”) will be allowed to convert their Sub Notes into the number of shares of TIMCO’s common stock per the terms of their respective indentures. Holders of the Sub Notes who convert their Sub Notes prior to the expiration of the Rights Offering will be permitted to participate in the Rights Offering under the same terms as all other Company stockholders.

You have requested our opinion (the “Opinion”) as to the matters set forth below. The Opinion does not address the Company’s underlying business decision to effect the Transaction. We have not been requested to, and did not: (i) solicit third party indications of interest in acquiring all or any part of the Company, or (ii) attempt to raise any financing for the Company. Furthermore, at your request, we have not negotiated the Transaction or advised you with respect to alternatives to it.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1.	reviewed the Company’s annual reports on Form 10-K for the fiscal years ended December 31, 2002, 2003 and 2004;

2.	reviewed the Company’s latest quarterly report on Form 10-Q for the three month period ended March 31, 2005 which the Company’s management has identified as being the most current financial statements available;

3.	reviewed detailed financial forecasts and projections prepared by the Company’s management with respect to the Company for the fiscal year ending December 31, 2005;

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4.	reviewed summary projections prepared by the Company’s management with respect to the Company for the fiscal years ending December 31, 2005, 2006, and 2007;

5.	reviewed the March 31, 2005 balance sheet, pro forma for the financing transaction with Monroe Capital;

6.	reviewed detail of adjustments to EBITDA including non-recurring or extraordinary costs;

7.	spoke with certain members of the senior management of the Company to discuss the operations, financial condition and financial projections of the Company;

8.	reviewed the Offering Circular dated January 26, 2005 describing the Company’s tender offering transaction (the “Tender Offering”) which was completed on March 15, 2005;

9.	reviewed the Amended and Restated Consolidated Term Promissory Note dated March 31, 2004, memorializing the LJH Note;

10.	reviewed the Commitment to Purchase Shares Agreement, between TIMCO Aviation Services, Inc. and LJH Ltd., in draft form, dated May 16, 2005;

11.	reviewed the Transaction Term Sheet, in draft form, dated May 16, 2005;

12.	reviewed the historical market prices and trading volume for the Company’s publicly traded securities;

13.	reviewed certain other publicly available financial data for certain companies that we deem comparable to the Company, and publicly available prices and premiums paid in other transactions that we considered similar to the Transaction and the Company;

14.	reviewed certain publicly disclosed rights offering transactions; and

15.	conducted such other studies, analyses and inquiries as we have deemed appropriate.

Houlihan Lokey has relied upon and assumed, without independent verification, that the financial forecasts and projections provided to us, and our related discussions with management, have been reasonably prepared and reflect the best available estimates of the future financial condition of TIMCO (as of the dates of such forecasts and projections), and that there has been no material change in the assets, financial condition, results of operations, business or prospects of the Company since the date of the most recent financial statements made available to us. We have also relied upon management’s calculations in determining certain adjustments to the historical financial statements.

We have not independently verified the accuracy and completeness of the information supplied to us with respect to TIMCO and do not assume any responsibility with respect to it. Management has stated that they have supplied us with all relevant information related to this engagement. We have not made any physical inspection or independent appraisal of any of the properties or assets of the Company. Our advice is necessarily based on business, economic,

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market and other conditions as they exist and can be evaluated by us at the date of this presentation.

This opinion is directed to the Board and does not constitute a recommendation to the Board, any security holder of the Company or any other person, nor constitute a recommendation to any shareholder, as to whether or not they should participate in the Rights Offering. The opinion does not address the Company’s underlying business decision to effect the Transaction or any other transaction, nor does the report address the Board’s decision to approve or disapprove of the Transaction or any other transaction.

Based upon the foregoing, it is our conclusion that the Transaction is fair, from a financial point of view, to the existing minority public stockholders of the Company. This opinion does not address the fairness of the Transaction to the Company’s Majority Shareholder.

HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

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Annex “C”

AMENDMENT TO THE TIMCO AVIATION SERVICES, INC.
2003 STOCK INCENTIVE PLAN

     The TIMCO Aviation Services, Inc. 2003 Stock Incentive Plan is to be amended as follows:

1.	Section 5(a) thereof is to be amended in its entirety and restated as follows:

     (a) Shares Available for Rewards. The Common Stock that may be issued pursuant to Awards granted under the Plan shall be treasury shares or authorized but unissued shares of the Common Stock. The total number of shares of Common Stock that may be issued pursuant to Awards granted under the Plan shall be Two Million Five Hundred Thousand (2,500,000) shares, subject to adjustment as provided in the Plan. Of these Two Million Five Hundred Thousand shares, the maximum number of shares that may be issues pursuant to incentive stock options shall be Two Million Five Hundred Thousand shares.

2.	Section 5(a)(i) thereof is to be amended in its entirety and restated as follows:

     (i) No more than One Hundred Thousand (100,000) shares of Common Stock may be subject to grants of Options and Stock Appreciation Rights to any one Eligible Individual during any one fiscal year. If an Option is in tandem with a Stock Appreciation Right, such that the exercise of the Option or Stock Appreciation Right with respect to a share of Common Stock cancels the tandem Option or Stock Appreciation Right, respectively, with respect to such share, and the tandem Option and Stock Appreciation Right with respect to such share shall be counted as covering only one share of Common Stock for purposes of applying the limitations of this Section.

3.	Section 5(a)(ii) thereof is to be amended in its entirety and restated as follows:

     (ii) No more than One Hundred Thousand (100,000) shares of Common Stock may be subject to grants of Performance Shares, Restricted Stock, Restricted Stock Units, and Awards of Common Stock to any one eligible individual during any one fiscal year.

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TIMCO Aviation Services, Inc.
623 Radar Road
Greensboro, North Carolina 27410

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Roy T. Rimmer, Jr. and Philip B. Schwartz, and each of them, with full power of substitution, proxies of the undersigned, to attend and vote all the shares of common stock, $0.001 par value per share, of TIMCO Aviation Services, Inc., a Delaware corporation (the “Company”) which the undersigned would be entitled to vote at the 2005 Annual Meeting of Stockholders to be held at 10:00 a.m. local time, on Tuesday, Friday, August 26, 2005, or any adjournment thereof, according to the number of votes the undersigned would be entitled to vote if personally present upon the matters referred to in this proxy.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE PROPOSALS.

1	PROPOSAL ONE—To approve the amendment to our certificate of incorporation declassifying the board of directors

☐	FOR	☐	AGAINST	☐	ABSTAIN

2.	PROPOSAL TWO — Election of Directors

To elect the following persons as Directors of the Company:

For a one year term
Roy T. Rimmer
Steven L. Gerard
Jack J. Hersch
Philip B. Schwartz
James H. Tate
Leonard Singer
Clyde Kizer

☐	FOR ALL NOMINEES	☐	WITHHOLD AUTHORITY
	except as indicated		to vote for all nominees
(INSTRUCTION: To withhold
authority for an individual nominee,
strike a line through that nominee’s
name in the list above.)

3.	PROPOSAL THREE — To reduce the number of authorized shares of common stock from 500 million to 100 million

☐	FOR	☐	AGAINST	☐	ABSTAIN

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4.	PROPOSAL FOUR — To approve the amendment to our Articles of Incorporation providing for a one-new-share-for-40-old-shares reverse stock split

☐	FOR	☐	AGAINST	☐	ABSTAIN

5.	PROPOSAL FIVE — To approve a rights offering to stockholders to purchase an amount of shares equal to 1.25 times their number of post-reverse split shares owned at a price of $4.80 per post-reverse split share and to allow our principal stockholder to use a note due to him from us to pay for shares available for him to purchase in the rights offering

☐	FOR	☐	AGAINST	☐	ABSTAIN

6.	PROPOSAL SIX — To adopt a change in the 2003 Stock Incentive Plan to change the number of shares available for issuance under the plan to 2.5 million post-reverse split shares

☐	FOR	☐	AGAINST	☐	ABSTAIN

7.	PROPOSAL SEVEN —To ratify the selection of Grant Thornton LLP as our registered independent accounting firm

☐	FOR	☐	AGAINST	☐	ABSTAIN

8.	PROPOSAL EIGHT — To transact such other business as may properly come before the meeting

☐	FOR	☐	AGAINST	☐	ABSTAIN

This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR the proposals as set forth herein.

The undersigned acknowledges receipt of Notice of Annual Meeting of Stockholders dated July ___, 2005, and the accompanying Proxy Statement.

Date: , 2005.

Signature

Name(s) (typed or printed)

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Address(es)
Please sign exactly as name appears on this Proxy.
When shares are held by joint tenants, both should
sign. When signing as attorney, executor,
administrator, trustee or guardian, please give full
title as such. If a corporation, please sign in full
corporate name by the President or other authorized
officer. If a partnership, please sign in
partnership name by authorized person.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED.

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